Exhibit 4.4

CYNAPSUS THERAPEUTICS INC.

Annual and Special Meeting of Shareholders

And

Management Information Circular

April 3, 2015

MANAGEMENT INFORMATION CIRCULAR

Table of Contents

ARTICLE 1 - VOTING AND PROXIES	1

1.1 SOLICITATION OF PROXIES	1
1.2 APPOINTMENT OF PROXYHOLDERS	1
1.3 REVOCATION OF PROXIES	1
1.4 NON-REGISTERED HOLDERS OF SHARES	2
1.5 NON-OBJECTING BENEFICIAL OWNERS	2
1.6 VOTING SHARES AND PRINCIPAL SHAREHOLDERS THEREOF	3

ARTICLE 2 - BUSINESS TO BE TRANSACTED AT THE MEETING	3

2.1 PRESENTATION OF THE FINANCIAL STATEMENTS AND AUDITOR’S REPORT	3
2.2 ELECTION OF DIRECTORS	3
2.3 APPOINTMENT OF AUDITORS	7
2.4 SHARE CONSOLIDATION	8

ARTICLE 3 - STATEMENT OF CORPORATE GOVERNANCE PRACTICES	12

3.1 GENERAL	12
3.2 BOARD MANDATE	12
3.3 COMPOSITION AND OPERATION OF THE BOARD	13
3.4 DIVERSITY	14
3.5 ETHICAL BUSINESS CONDUCT	14
3.6 BOARD COMMITTEES	14
3.7 AUDIT COMMITTEE	15
3.8 CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE	15
3.9 ATTENDANCE AT BOARD AND COMMITTEE MEETINGS	17

ARTICLE 4 - STATEMENT OF EXECUTIVE COMPENSATION	17

4.1 COMPENSATION DISCUSSION AND ANALYSIS	17
4.2 SUMMARY COMPENSATION TABLE	23
4.3 INCENTIVE PLAN AWARDS	24
4.4 TERMINATION AND CHANGE OF CONTROL BENEFITS	26
4.5 EXECUTIVE EMPLOYMENT AGREEMENTS	26

ARTICLE 5 - NON-EXECUTIVE DIRECTOR COMPENSATION	32

5.1 GENERAL	32
5.2 INDIVIDUAL DIRECTOR COMPENSATION	33
5.3 INCENTIVE PLAN AWARDS	34
5.4 OPTION BASED AWARDS - VALUE VESTED OR EARNED	35

ARTICLE 6 - SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	35

ARTICLE 7 - INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS	36

ARTICLE 8 - INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	36

ARTICLE 9 - AUDITED FINANCIAL STATEMENTS	37

ARTICLE 10 - DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE	37

ARTICLE 11 - TRANSFER AGENT AND REGISTRAR	37

ARTICLE 12 - INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON	37

ARTICLE 13 - OTHER MATTERS WHICH MAY COME BEFORE THE MEETING	37

ARTICLE 14 - ADDITIONAL INFORMATION	37

ARTICLE 15 - APPROVAL OF BOARD	38

Schedule “A”	Share Consolidation Resolution
Schedule “B”	Audit Committee Charter
Schedule “C”	Change of Auditor Reporting Package

- ii -

MANAGEMENT INFORMATION CIRCULAR

ARTICLE 1 - VOTING AND PROXIES

1.1	Solicitation of Proxies

This Management Information Circular is furnished in connection with the solicitation, by the Management of Cynapsus Therapeutics Inc. (the “Corporation”), of proxies to be used at the Annual and Special Meeting of Shareholders of the Corporation (the “Meeting”), to be held on May 7, 2015, at the time and place and for the purposes set forth in the Notice of Annual and Special Meeting of Shareholders (the “Notice of Meeting”) or any adjournment thereof.

Unless otherwise indicated, the information contained in this Management Information Circular is given as of April 3, 2015. All dollar amounts in this Management Information Circular refer to Canadian dollars.

The solicitation of proxies will be conducted primarily by mail. Some proxies may also be solicited directly in the case of directors, officers or employees of the Corporation, but without further compensation. The Corporation may also reimburse brokers and other persons holding the Corporation’s common shares (“Common Shares”) on their behalf or on behalf of nominees, for costs incurred in sending the proxy documents to principals and to obtain their proxies. The Corporation will assume the costs of solicitation, which are expected to be minimal.

1.2	Appointment of Proxyholders

The persons named as proxyholders in the enclosed form of proxy are directors and/or officers of the Corporation.

A shareholder has the right to appoint a person other than the persons indicated in such proxy form to act as his or her proxyholder. To do so, the shareholder must write the name of such person in the appropriate space on the form of proxy.

In order to ensure they are counted, duly completed proxies must be received at the office of Equity Financial Trust Company, 200 University Avenue, Suite 300, Toronto, Ontario, M5H 4H1, Attention: Proxy Department no later than 5:00 p.m. on the second last business day prior to the date of the Meeting or they may be delivered to the Chairman at the Meeting or at any adjournment thereof. A person acting as proxyholder need not be a shareholder of the Corporation.

The persons named as proxies will vote or withhold from voting the shares in respect of which they are appointed or vote for or against any particular question, in accordance with the instructions of the shareholder appointing them. In the absence of such instructions, the shares will be voted in favour of all matters identified in the enclosed Notice of Meeting. The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting and to other matters which may properly come before the Meeting. At the time of printing of this Management Information Circular, the management of the Corporation knows of no such amendment, variation or other matter expected to come before the Meeting other than the matters referred to in the Notice of Meeting. However, if any amendments or other matters not known to management should properly come before the Meeting, the accompanying form of proxy confers discretionary authority upon the persons named therein to vote on such amendments or matters in accordance with their best judgment.

1.3	Revocation of Proxies

A shareholder giving a proxy may revoke it at all times by a document signed by him or her or by a proxyholder authorized in writing or, if the shareholder is a corporation, by a document signed by an officer or a proxyholder duly authorized, given to Equity Financial Trust Company, 200 University Avenue, Suite 300, Toronto, Ontario, M5H 4H1, Attention: Proxy Department, no later than 5:00 p.m. on the second last business day prior to the date of the Meeting or any adjournment thereof at which the proxy is to be used, or to the Chairman of the Meeting on the day of the Meeting or any adjournment thereof.

1.4	Non-Registered Holders of Shares

The information set forth in this section should be reviewed carefully by the non-registered shareholders of the Corporation. Shareholders who do not hold their shares in their own name should note that only proxies deposited by shareholders who appear on the records maintained by the Corporation’s registrar and transfer agent as registered holders of shares, or the persons they appoint as their proxies, will be recognized and acted upon at the Meeting.

Non-registered shareholders may vote shares that are held by their nominees in one of two manners. Applicable securities laws and regulations, including National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer, require nominees of non-registered shareholders to seek their voting instructions in advance of the Meeting. Non-registered shareholders will receive (or will have received) from their nominees either a request for voting instructions or a proxy form for the number of shares held by them. The nominees’ voting instructions or proxy forms will contain instructions relating to signature and return of the document and these instructions should be carefully read and followed by non-registered shareholders to ensure that their shares are appropriately voted at the Meeting.

Non-registered shareholders who would like their shares to be voted for them must therefore follow the voting instructions provided by their nominees.

Non-registered shareholders who wish to vote their shares in person at the Meeting must insert their own name in the space provided on the request for voting instructions or proxy form, as the case may be, in order to appoint themselves as proxyholder and follow the signature and return instructions provided by their nominees. Non-registered shareholders who appoint themselves as proxyholders should present themselves at the Meeting to a representative of Equity Financial Trust Company. Non-registered shareholders should not otherwise complete the form sent to them by their nominees as their votes will be taken and counted at the Meeting.

All references to “shareholders” in this Management Information Circular and the accompanying form of proxy and Notice of Meeting are to registered shareholders unless specifically stated otherwise.

1.5	Non-Objecting Beneficial Owners

These meeting materials are being sent to both registered and non-registered owners of the securities. If you are a non-registered owner, and the Corporation or its agent has sent these materials directly to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding securities on your behalf. By choosing to send these materials to you directly, the Corporation (and not the intermediary holding on your behalf) has assumed responsibility for (a) delivering these materials to you, and (b) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions or form of proxy delivered to you.

1.6	Voting Shares and Principal Shareholders Thereof

The shares conferring voting rights at the Meeting are Common Shares. At the date of this Management Information Circular, no shares of any other class are issued and outstanding. Each Common Share confers the right to one vote. As at April 3, 2015, there were 110,311,428 Common Shares issued and outstanding.

Holders of Common Shares entered on the list of shareholders compiled at the close of business (Toronto time) on April 6, 2015 will have the right to vote at the Meeting or at any adjournment thereof if they are present or represented by a proxyholder.

To the knowledge of the directors and officers of the Corporation, the only persons who as of April 3, 2015, beneficially own or control, directly or indirectly, shares conferring more than 10% of the voting rights attached to the issued and outstanding shares of the Corporation are indicated in the table below:

Name of Shareholder	Common Shares	Percentage of Voting Rights
Dexcel Pharma Technologies Ltd. / Dexxon Holdings Ltd. (“Dexcel”)	18,104,647	16.4%

ARTICLE 2 - BUSINESS TO BE TRANSACTED AT THE MEETING

2.1	Presentation of the Financial Statements and Auditor’s Report

Management, on behalf of the board of directors of the Corporation (the “Board”), will submit to the shareholders at the Meeting the Audited Consolidated Financial Statements of the Corporation for the fiscal year ended December 31, 2014 and the Auditor’s Report thereon.

2.2	Election of Directors

The Articles of the Corporation provide that the Board shall be composed of a minimum of three and a maximum of 15 directors. Management of the Corporation proposes the eight persons named in the table on the following page as candidates for election as directors. Each elected director will remain in office until the next annual meeting of the shareholders or until his or her successor is elected or appointed, unless his or her post is vacated earlier. The candidates proposed by management of the Corporation have been directors of the Corporation since the dates indicated below.

Unless instructions are given to abstain from voting with regard to the election of directors, the persons whose names appear on the enclosed form of proxy will vote in favour of the election of each of the eight nominees whose names are set out in the table on the following page.

Management of the Corporation does not foresee that any of the following nominees listed below will be unable or, for any reason, unwilling to perform his or her duties as director. In the event that the foregoing occurs for any reason, prior to the election, the persons indicated on the enclosed form of proxy reserve the right to vote for another candidate of their choice unless otherwise instructed by the shareholder in the form of proxy to abstain from voting on the election of directors.

In order for the resolution to be passed, approval by the majority of the votes cast by all of the shareholders, present in person and by proxy at the Meeting, is required.

The enclosed form of proxy allows shareholders to direct proxyholders to vote individually for each of the nominees named below as a director of the Corporation. The Board adopted a policy in 2012 requiring that, at any meeting where shareholders vote on the election of directors, any individual nominee who receives a greater number of votes “withheld” than votes “for” will be required to tender his or her resignation to the Board promptly following the meeting. The Board shall accept the resignation promptly, while also ensuring proper transition. Within 90 days following the Meeting, the Board will announce its decision in a press release. Any director who tenders his or her resignation under this policy will not participate in any meeting of the Board where his or her resignation is considered.

The following table and notes set out the name of each of the individuals proposed by management for election as a director of the Corporation, their principal occupation, the year they first became a director of the Corporation and the number of shares of the Corporation beneficially owned, controlled or directed, directly or indirectly, by each such individual as at April 3, 2015.

Nominee Position with the Corporation and Province/State and Country of Residence	Principal Occupation	Director Since	Common Shares Beneficially Owned or Controlled as at April 3, 2015 (1)
Anthony Giovinazzo Ontario, Canada • Director • President and Chief Executive Officer	President and Chief Executive Officer, Cynapsus Therapeutics Inc.	May 30, 2012	2,066,350

Tomer Gold (3)(4)(5)(6) Herzliya, Israel • Director	Vice President, Research and Development of Dexcel Pharma	May 9, 2013	NIL

Ronald Hosking(2)(3) Ontario, Canada • Director • Chair of Audit Committee	Chief Financial Officer of PlantForm Corporation	January 11, 2010	NIL

Tamar Howson New York, United States • Director	Management Consultant	March 11, 2015	NIL

Nan Hutchinson(3) Pennsylvania, United States • Director	Management Consultant	February 11, 2014	NIL

Dr. Perry Molinoff(3) Pennsylvania, United States • Director • Chair of the Corporate Governance and Compensation Committee	Management Consultant	May 30, 2012	NIL

Ilan Oren (2)(4)(5)(6) Kfar-Shmaryahu, Israel • Director	Vice President, Business Development of Dexcel Pharma	May 9, 2013	NIL

Rochelle Stenzler(2)(3) Ontario, Canada • Director • Chairman of the Board	Management Consultant; Director at Humber River Regional Hospital	March 15, 2006	3,000

TOTAL			2,069,350

NOTES:

1.	The information as to shares beneficially owned, directly or indirectly, or over which control is exercised is not within the knowledge of the Corporation and has been furnished by the respective individuals.
2.	Current Member of Audit Committee.
3.	Current Member of Corporate Governance and Compensation Committee.

4.	As part of a short form prospectus offering that closed on March 1, 2013, Dexcel, a strategic pharmaceutical investor, paid $3,500,000 for 7,608,696 units under the offering. Each unit consisted of one Common Share and one Common Share purchase warrant of the Corporation. Following receipt of regulatory approval, Mr. Gold and Mr. Oren joined the Board on May 9, 2013.
5.	As part of a short form prospectus offering that closed on April 15, 2014, Dexcel paid $4,000,000 for 6,153,846 units under the offering. Each unit consisted of one Common Share in the capital of the Corporation and one Common Share purchase warrant of the Corporation.
6.	As part of a private placement offering that closed on March 31, 2015, Dexcel paid $4,133,684 for 4,342,105 Common Shares under the offering.

There are no contracts, arrangements or understandings between any nominee and any other person (other than the directors and officers of the Corporation acting solely in such capacity) pursuant to which the nominee has been or is to be elected as a director.

The proposed directors of the Corporation as a group (eight persons) owned beneficially or exercised control or direction over 2,069,350 Common Shares, or approximately 1.9% of the Common Shares, as at April 3, 2015. See also “Voting Shares and Principal Shareholders Thereof”.

The following are brief biographies of each of the nominees for director:

Anthony Giovinazzo: Mr. Giovinazzo is a Director and the President and Chief Executive Officer of the Corporation. He has a total of 35 years of senior management experience of which he has been a biopharm CEO with more than 19 years in international pharmaceutical drug development, private and public financings, and M&A transactions. He has successfully managed pre-clinical to phase 3 development programs, regulatory submissions and negotiations with North American and European authorities. He has identified, licensed, and overseen the development of eight biotech drug development candidates, for the treatment of Parkinson’s, Alzheimer’s, anxiety, neuropathic pain, and nausea. Mr. Giovinazzo successfully led the M&A trade sale of two biopharm entities to large acquirers resulting in significant returns to institutional investors. Mr. Giovinazzo holds a Chartered Director (C.Dir.) and Audit Committee Certification (A.C.C.) from The Director’s College, in 2006 and 2011 respectively, where he is also currently a faculty member. He attended the Harvard Business School Executive Program: Leadership and Strategy in Pharmaceuticals and Biotech in 2006. Mr. Giovinazzo completed his MBA at IMD Geneva, Switzerland in 1986, a Graduate Certificate Studies in Canadian Law (Taxation) Osgoode Hall Law School, York University, Toronto, Ontario in 1984 and a BA Economics and Accounting, at McMaster University, Hamilton, Ontario in 1978. He is also a business advisory board member of the National Research Council of Canada’s Genomics funding program. He is one of the inventors of the original APL-130277 intellectual property that was acquired by the Corporation.

Tomer Gold: Mr. Gold is currently the Vice President, Research & Development of Dexcel Pharma where he oversees a group of 120 scientists and engineers. He is responsible for the development, registration and launching of generic and innovative products throughout the world. Mr. Gold previously led the Pharmaceutical Development - European Union team of the Global Generic Research and Development branch of Teva Pharmaceuticals Ltd. His activities focused on the development of controlled release, enteric and immediate release products. Mr. Gold holds a B.Sc in Chemical Engineering and was granted a M.Sc. degree in Biomedical Engineering from the Technion - Israel Institute of Technology in Haifa, Israel.

Ronald Hosking: Mr. Hosking is a chartered accountant with 30 years of experience as a financial manager in the biotechnology and pharmaceutical industries. Mr. Hosking is currently the CFO at PlantForm Corporation. From 1997 to 2008, Mr. Hosking was Vice-President Finance & Chief Financial Officer for PreMD Inc., a developer of point-of-care medical devices. He guided the company through seven public financings and onto the Toronto Stock Exchange (2000) and AMEX (2002) stock exchanges. He also helped negotiate out-licensing partnerships with McNeil Consumer Healthcare and AstraZeneca. Mr. Hosking is a graduate of the University of Toronto with a B.Com (Finance).

Tamar Howson: Ms. Howson is a seasoned business development executive within the pharmaceutical industry, having formerly served as Senior Vice President at both Bristol-Myers Squibb and SmithKline Beecham. Ms. Howson currently serves as a business development and strategy consultant to biopharmaceutical companies and she also serves as a director at Actavis, Oxigene Pharmaceuticals, Cardax and Organovo. She has formerly served as a director at several biotechnology companies, including Ariad, Idenix Pharmaceuticals, NPS Pharmaceuticals, SkyePharma and Warner Chilcott. Ms. Howson holds an M.B.A from Columbia University, a M.S. from City University of New York, and a B.S. in Chemical Engineering from the Technion-Israel Institute of Technology.

Nan Hutchinson: Ms. Hutchinson has more than twenty-five years of pharmaceutical experience spanning all aspects of commercialization, including strategic planning, marketing, business development, sales leadership, talent identification and development. Over the past decade, Nan was the Senior Vice President of Marketing and Sales for URL Pharma, a privately held pharmaceutical company, helping transform the commercial organization and leading to the acquisition by Takeda Pharmaceutical. Prior to URL Pharma, Nan was Senior Vice President of Marketing at Bristol Myers Squibb where she ran a $2 billion multi-asset portfolio and had worldwide P&L responsibility in the Global Group. She ran several significant and profitable business units at Johnson & Johnson, winning several awards. Nan also founded a successful consulting company focused on helping companies to accelerate innovation, raise capital and scale commercial operations, and currently serves as a Life Science Advisor at MaRs Discovery District. Ms. Hutchinson holds a bachelor’s degree of commerce from Mount Allison University and a Master of Business Administration degree from Boston University.

Dr. Perry Molinoff: Dr. Molinoff is a neuropharmacologist with an M.D. from Harvard University. Between 2003 and 2006 he was the Vice Provost for Research at the University of Pennsylvania. He holds a faculty position in the Department of Pharmacology and was the A.N. Richards Professor and Chairman of the Department of Pharmacology at the University of Pennsylvania from 1981 to 1995. He is also an Adjunct Professor of Physiology and Neuroscience at the Medical University of South Carolina, Charleston, SC. In addition to his faculty appointments, from January 1995 until March 2001, Dr. Molinoff was the Vice President for Neuroscience and Genitourinary Drug Discovery at Bristol-Myers Squibb Pharmaceutical Research Institute, where he was responsible for implementing and directing the Institute’s research efforts in these therapeutic areas. From September 2001 until November 2003, Dr. Molinoff served as Executive Vice President of Research and Development at Palatin Technologies, where he was responsible for all basic, preclinical and clinical research. Dr. Molinoff has been a member of the board of directors of both publicly traded and private companies including Palatin Technologies, Cypress Biosciences, Aegera Therapeutics and Cita Neuropharma. He is or has been a member of multiple editorial advisory boards for scientific and educational journals, has authored over 225 manuscripts and has authored or edited six books including two editions of Basic Neurochemistry and the 9th edition of Goodman and Gilman’s textbook, The Pharmacological Basis of Therapeutics.

Ilan Oren: Mr. Oren is the Vice President of Business Development of Dexcel with responsibility over corporate strategy, strategic investment, mergers and acquisitions, and licensing transactions. Mr. Oren also currently serves as a director of Roivant Sciences. He was previously with L.E.K. Consulting providing strategic advice to clients in the biopharmaceutical industry, including biotech and specialty pharmaceutical companies. Mr. Oren holds a B.A. in Economics from Harvard University.

Rochelle Stenzler: Ms. Stenzler is a senior executive with over 35 years’ experience, including 25 years in the pharmaceutical/healthcare industry. Prior to establishing Rochelle Stenzler Consulting in 2004, she was President and Chief Executive Officer of Touchlogic Corporation. Previously, as President of International Operations for TLC Laser Eye Centers Inc., she served as co-Chief Operating Officer of a $300 million laser vision correction business. In 1997, Rochelle was named President of Revlon Canada Inc. where she played a key role in the company’s restructuring. Between 1976 and 1988, Rochelle held increasingly more responsible and senior positions in the pharmacy sector rising to Senior Vice President

Operations at Pharma Plus Drugmarts Ltd. In 1992, she was named President and General Manager of Pharma Plus, a position she held until 1997. She also currently serves as a Board Director of the Humber River Hospital in Toronto, serving on its Governance, Quality Assurance and Finance Committees. In addition, Rochelle serves on the Advisory Board of Social Capital Partners, which is developing new approaches to addressing Canada’s employment challenges. She is the former Chair of Enwave Energy Corporation and Chairman, Executive Committee Member of the Canadian Association of Chain Drug Stores. Rochelle is a graduate of the University of Toronto with a BSc.Phm. and the Rotman School of Management, Institute of Corporate Directors, with an ICD.D.

To the knowledge of the Corporation and based upon information provided to it by the nominees for election to the Board, no such nominee:

(a)	is, as at the date of this Management Information Circular, or has been, within 10 years before the date of this Management Information Circular, a director, chief executive officer or chief financial officer of any company (including the Corporation) that:

(i)	was subject to an order that was issued while the nominee was acting in the capacity as director, chief executive officer or chief financial officer; or

(ii)	was subject to an order that was issued after the nominee ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; or

(b)	is, as at the date of this Management Information Circular, or has been within 10 years before the date of this Management Information Circular, a director or executive officer of any company (including the Corporation) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(c)	has, within the 10 years before the date of this Management Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the nominee, with the exception of:

For the purposes of paragraph (a) above, “order” means:

(i)	a cease trade order;

(ii)	an order similar to a cease trade order; or

(iii)	an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days.

2.3	Appointment of Auditors

A firm of auditors is to be appointed by vote of the shareholders at the Meeting to serve as auditors of the Corporation until the close of the next annual meeting. The Board, upon the recommendation of the Audit Committee, proposes that Ernst & Young LLP, Chartered Accountants, be appointed as auditors of the

Corporation, in place of McGovern, Hurley, Cunningham, LLP, Chartered Accountants, and that the directors of the Corporation be authorized to determine their compensation. The Board resolved that McGovern, Hurley, Cunningham, LLP, Chartered Accountants, not be proposed for reappointment as the auditor of the Corporation at the Meeting. Ernst & Young LLP have acted as auditors of the Corporation since their appointment on September 19, 2014. There have been no reportable disagreements between the Corporation and McGovern, Hurley, Cunningham, LLP, Chartered Accountants, and no qualified opinions or denials of opinions by McGovern, Hurley, Cunningham, LLP for the purposes of National Instrument 51-102 – Continuous Disclosure Obligations. The Corporation’s change of auditor reporting package is attached as Schedule “C” to this Management Information Circular.

Unless instructed to abstain from voting with regard to the appointment of auditors, the persons whose names appear on the enclosed form of proxy will vote in favour of the appointment of Ernst & Young LLP and authorizing the directors of the Corporation to determine their compensation.

In order for the resolution to be passed, approval by a majority of the votes cast by all of the shareholders, present in person and by proxy at the Meeting, is required.

The fees paid to the auditors of the Corporation are reviewed by the Audit Committee. The fees paid or payable by the Corporation to the Corporation’s external auditors, Ernst & Young LLP, and the former auditors, McGovern, Hurley, Cunningham, LLP, for the periods noted below for all services performed were as follows:

Service	Year Ended December 31
	2014	2013
Audit Fees:	$106,000	$111,000
Audit Related Fees:	29,550	—
Tax Fees:	—	5,500
All Other Fees:	—	—

Total:	$135,550	$116,500

2.4	Share Consolidation

Shareholders will be asked at the Meeting to approve a special resolution to consolidate all of the Corporation’s issued and outstanding Common Shares on the basis of a ratio within the range of one post-consolidation Common Share for every five pre-consolidation Common Shares to one post-consolidation Common Share for every 25 pre-consolidation Common Shares (the “Consolidation”), with the ratio to be selected and implemented by the Corporation’s board of directors, if at all, at any time prior to December 31, 2015. The number of pre-Consolidation shares in the ratio must be a whole number of Common Shares. The Consolidation remains subject to receipt of all necessary regulatory approvals, including approval of the Toronto Stock Exchange (the “TSX” or the “Exchange”).

If the Board decides to implement the Consolidation, upon completion of the Consolidation the number of Common Shares issued and outstanding will be reduced from approximately 110,311,428 Common Shares as of April 3, 2015 to between approximately 22,062,286 and 4,412,457 shares, depending on the ratio selected by the Board. The following table sets out the approximate percentage reduction in the number of outstanding Common Shares and the approximate number of Common Shares that would be outstanding as a result of a Consolidation at the ratios indicated:

Proposed Consolidation Ratio	Approximate Percentage Reduction in Number of Outstanding	Approximate Number of Outstanding Common Shares (Post Consolidation)(1)
1 for 5	80.0%	22,062,286
1 for 6	83.3%	18,385,238
1 for 7	85.7%	15,758,775
1 for 8	87.5%	13,788,929
1 for 9	88.9%	12,256,825
1 for 10	90.0%	11,031,143
1 for 11	90.9%	10,028,312
1 for 12	91.7%	9,192,619
1 for 13	92.3%	8,485,494
1 for 14	92.9%	7,879,388
1 for 15	93.3%	7,354,095
1 for 16	93.8%	6,894,464
1 for 17	94.1%	6,488,908
1 for 18	94.4%	6,128,413
1 for 19	94.7%	5,805,865
1 for 20	95.0%	5,515,571
1 for 21	95.2%	5,252,925
1 for 22	95.5%	5,014,156
1 for 23	95.7%	4,796,149
1 for 24	95.8%	4,596,310
1 for 25	96.0%	4,412,457

NOTE:

1.	Based on the number of Common Shares outstanding on April 3, 2015.

On April 2, 2015, the closing price of the Common Shares on the TSX was $1.36. Management believes that it is possible that the Common Shares trade at prices that may impact the desirability of purchasing the Common Shares. Accordingly, management believes that a reduction in the number of outstanding Common Shares, warrants and stock options will increase the Corporation’s flexibility and competitiveness in the market place and may make the Corporation’s securities more attractive to potential investors. Management believes that a higher trading price for the Common Shares would be beneficial to the Corporation and its shareholders as it will enable the Corporation to attract interest from a broader range of institutional investors in Canada, the United States and elsewhere.

The Board believes that shareholder approval of the range of potential Consolidation ratios (rather than a single Consolidation ratio) provides the Board with maximum flexibility to achieve the desired results of the Consolidation. If the Share Consolidation Resolution (as defined below) is approved, the Consolidation will be implemented, if at all, only upon a determination by the Board that the Consolidation is in the best interests of the Corporation and the shareholders at that time. In connection with any determination to implement a Consolidation, the Board will set the timing for such a Consolidation and select the specific ratio from within the range of ratios set forth in the Share Consolidation Resolution. The Board’s selection of the specific ratio will be based primarily on the price level of the Common Shares at that time and the expected stability of that price level. In addition, the Board may consider factors such as:

(a)	the prevailing trading volume of the Common Shares and the anticipated impact of the Consolidation on the trading market for the Common Shares;

(b)	the outlook for the trading price of the Common Shares;

(c)	threshold prices of brokerage houses or institutional investors that could impact their ability to invest or recommend investments in the Common Shares;

(d)	the greatest overall reduction in the Corporation’s administrative costs; and

(e)	prevailing general market and economic conditions.

No further action on the part of shareholders will be required in order for the Board to implement the Consolidation. If the Board does not implement the Consolidation before December 31, 2015, the authority granted by the Share Consolidation Resolution to implement the Consolidation on these terms will lapse and be of no further force or effect. The Share Consolidation Resolution will also authorize the Board to elect not to proceed with, and abandon, the Consolidation at any time if it determines, in its sole discretion, to do so. The Board would exercise this right if it determined that the Consolidation was no longer in the best interests of the Corporation and its shareholders.

No further approval or action by or prior notice to shareholders will be required in order for the Board to abandon the Consolidation.

Certain Risks Associated with the Share Consolidation

There can be no assurance that the total market capitalization of the Corporation’s Common Shares (i.e. the aggregate value of all Common Shares at the then market price) immediately after the proposed Consolidation will be equal to or greater than the total market capitalization immediately before the proposed Consolidation or that the per share market price of the Common Shares following the Consolidation will remain higher than the per share market price immediately before the Consolidation or equal or exceed the direct arithmetical result of the Consolidation. There can be no assurance that any increase in the market price per Common Share of the Corporation resulting from the Consolidation will be sustainable or that it will equal or exceed the direct arithmetical result of the Consolidation (that is, from five to 25 times the pre-Consolidation price, depending on the ratio selected by the Board) since there are numerous factors and contingencies which would affect such price, including the status of the market for the Common Shares at the time, the Corporation’s reported results of operations in future periods, and general economic, stock market and industry conditions. For example, based on the closing price of the Common Shares on the TSX on April 2, 2015 of $1.36 per share, if the Board decided to implement the Consolidation and select a Consolidation ratio of one post-Consolidation share for every ten pre-Consolidation shares, there can be no assurance that the post-Consolidation market price of the Common Shares would be $13.60 per share or greater. Accordingly, the total market capitalization of the Common Shares after the proposed Consolidation may be lower than the total market capitalization before the proposed Consolidation and, in the future, the market price of the Common Shares may not exceed or remain higher than the market price prior to the proposed Consolidation. In addition, there can be no assurance that implementation of the Consolidation will make the Corporation’s securities more attractive to potential investors, including institutional investors.

A decline in the market price of the Common Shares after the Consolidation may result in a greater percentage decline than would occur in the absence of a Consolidation, and the liquidity of the Common Shares could be adversely affected following such a Consolidation

If the Consolidation is implemented and the market price of the Common Shares declines, the percentage decline may be greater than would occur in the absence of the Consolidation. The market price of the Common Shares will, however, also be based on the Corporation’s performance and other factors, which are unrelated to the number of Common Shares outstanding. Furthermore, the liquidity of the Common Shares could be adversely affected by the reduced number of Common Shares that would be outstanding after the Consolidation.

No Fractional Shares to be Issued

No fractional shares will be issued in connection with the Consolidation and, in the event that a shareholder would otherwise be entitled to receive a fractional share upon Consolidation, those shareholders shall have such fractional share cancelled. Except for any variances attributable to fractional shares, the change in the number of issued and outstanding Common Shares that will result from the Consolidation will cause no change in the capital attributable to the Common Shares and will not materially affect any shareholders’ percentage ownership in the Corporation, even though such ownership will be represented by a smaller number of Common Shares. However, the Consolidation could lead to an increase in the number of shareholders who hold less than a board lot (100 shares), or board lots plus odd lots, and the cost to shareholders of transferring odd lots may be higher than the cost of transferring board lots.

Effect on Stock Options and Other Arrangements

The exercise or conversion price and/or the number of Common Shares issuable under any outstanding convertible securities, including under outstanding stock options, warrants, rights and any other similar securities will be proportionately adjusted upon the implementation of the Consolidation, in accordance with the terms of such securities, based on the Consolidation ratio selected by the Board.

Effect on Share Certificates

If the proposed Consolidation is approved by the shareholders and implemented by the Board, registered shareholders will be required to exchange their share certificates representing pre-Consolidation Common Shares for new share certificates representing post-Consolidation Common Shares. Following the announcement by the Corporation of the Consolidation ratio selected by the Board and the effective date of the Consolidation, registered shareholders will be sent a letter of transmittal from the Corporation’s transfer agent, Equity Financial Trust Company, as soon as practicable after the effective date of the Consolidation. The letter of transmittal will contain instructions on how to surrender certificate(s) representing pre-Consolidation shares to the transfer agent. The transfer agent will forward to each registered shareholder who has sent the required documents a new share certificate representing the number of post-Consolidation Common Shares to which the shareholder is entitled. Until surrendered, each share certificate representing pre-Consolidation Common Shares will be deemed for all purposes to represent the number of whole post-Consolidation Common Shares to which the holder is entitled as a result of the Consolidation. If a registered shareholder would otherwise be entitled to receive a fractional share, such fractional share shall be deemed to have been cancelled as described above under the heading “No Fractional Shares to be Issued”.

Procedure for Implementing Share Consolidation

If the Share Consolidation Resolution is approved by the shareholders, and the Board decides to implement the Consolidation, the Corporation will promptly file articles of amendment (“Articles of Amendment”) with the Director under the Canada Business Corporations Act (the “CBCA”) in the form prescribed by that Act to amend the Corporation’s articles of incorporation. The Consolidation will become effective on the date shown in the certificate of amendment in connection therewith, or such other date indicated in the Articles of Amendment.

No Dissent Rights

Under the CBCA, shareholders do not have dissent and appraisal rights with respect to the proposed Consolidation.

Vote Required and Recommendations of the Board

The resolution of the shareholders approving the proposed Consolidation (the “Share Consolidation Resolution”) is a special resolution. The text of the special resolution which will be submitted to the shareholders is set forth on Schedule “A” to this Management Information Circular.

For the reasons indicated above, the Board and management believe that approval of the Share Consolidation Resolution is in the best interests of the Corporation and its shareholders and, accordingly, recommend that shareholders vote FOR the Share Consolidation Resolution. The Share Consolidation Resolution must be approved by at least two-thirds of the votes cast by the holders of Common Shares present in person or represented by proxy at the Meeting to be effective. The Share Consolidation Resolution provides that the Board may revoke the special resolution before the issuance of the certificate of amendment by the Director under the CBCA without the approval of the shareholders.

ARTICLE 3 - STATEMENT OF CORPORATE GOVERNANCE PRACTICES

3.1	General

Effective June 30, 2005, the Canadian Securities Administrators adopted National Policy 58-201 – Corporate Governance Guidelines (the “Guidelines”) and National Instrument 58-101 – Disclosure of Corporate Governance Practices which requires that each reporting issuer annually disclose its corporate governance practices.

The following disclosure is based on the disclosure requirements of the Guidelines.

3.2	Board Mandate

The Board assumes ultimate responsibility for the stewardship of the Corporation and carries out its mandate directly and through considering recommendations it receives from the committees of the Board and from management. The Board approves all material acquisitions and dispositions of its operating businesses.

Management is responsible for the day-to-day operations of the Corporation, and pursues Board approved strategic initiatives within the context of authorized business, capital plans and corporate policies. Management is expected to report to the Chief Executive Officer who reports to the Board on a regular basis on short-term results and longer term development activities.

The Board is specifically responsible for adoption of a strategic planning process, identification of principal risks and implementing risk-management systems, succession planning and the continuous disclosure requirements of the Corporation under applicable securities laws and regulations.

A copy of the Charter of the Board of Directors (the “Charter of the Board of Directors”) may be found on SEDAR at www.sedar.com and on the Corporation’s website at www.cynapsus.ca.

3.3	Composition and Operation of the Board

The Guidelines recommend that a majority of directors of a listed corporation be “independent” as defined by National Instrument 52-110 – Audit Committees (“NI 52-110”). An independent director is a director who does not have any direct or indirect material relationship with the issuer. “Material relationship” is defined as a relationship which could, in the view of the Corporation’s Board, be reasonably expected to interfere with the exercise of a director’s independent judgment. NI 52-110 further sets out certain relationships which are deemed to be material relationships.

The Board currently has eight members. Each director is elected annually by the shareholders and serves for a term that will end at the Corporation’s next annual meeting.

For the upcoming year the Board believes that eight directors is a sufficient number to ensure the Board will be able to function independently of management. Given the above determinations, the Board has determined that out of the eight members of the Board, seven of the members will be independent.

The Board has regularly scheduled quarterly meetings with special meetings to review matters when needed. The Board met (in person or by conference call) or conducted business by resolution 11 times during the fiscal year ended December 31, 2014. Of the total, six Board meetings were approximately 1 1⁄2 to 3 hours in duration, and five meetings were short conference calls, usually under one hour. The Board encourages its independent members to hold separate discussions regarding the Corporation to the extent such directors believe this is necessary. Should any matter arise in which a director has a material interest, he or she is expected to declare his or her interest and recuse himself or herself from the discussion and voting over such matter. The independent members of the board did not hold any separate meetings or discussions in the fiscal year ended December 31, 2014.

Ms. Stenzler is Chairman of the Board and is considered to be an independent director as she is not a member of management. No lead director has been appointed by the Board. The Chairman of the Board is responsible for providing overall direction to the Board and is responsible for carrying out its overall mandate. Specific written position descriptions for the Chairman, the Chairs of the Committees and the Chief Executive Officer have been created. Individual directors may, with the approval of the Chairman of the Board or of the entire Board, engage outside advisers at the expense of the Corporation.

The following table outlines the Corporation’s independent and non-independent directors during the fiscal year ended December 31, 2014:

Director	Independent/Non-Independent
Anthony Giovinazzo(1)	Non-Independent
Ronald Hosking	Independent
Nan Hutchinson(2)	Independent
Tomer Gold	Independent

Director	Independent/Non-Independent
Perry Molinoff	Independent
Ilan Oren	Independent
Alan Ryley(3)	Independent
Rochelle Stenzler	Independent

NOTES:

1.	Mr. Giovinazzo is the Chief Executive Officer of the Corporation.
2.	Ms. Hutchinson was appointed as a director of the Corporation effective February 11, 2014.
3.	Dr. Ryley passed away on June 20, 2014.

3.4	Diversity

The Board has not yet adopted term limits or other mechanisms of board renewal but will contemplate doing so. The Board is currently comprised of a diverse and effective group of members with business, pharmaceutical and scientific backgrounds whose accumulated knowledge, experience and expertise remain key to the development of the Corporation’s drug candidate, APL-130277.

The Corporate Governance and Nominating Committee believes that diversity provides a depth of perspective and enhances the overall functioning of the Board. The eight-member Board currently includes three women directors (37.5% of the Board), including the chair, Rochelle Stenzler. The Corporation does not currently employ any women in executive officer positions but it does consider the level of representation of women on the Board and in executive positions as a significant factor in identifying proposed Board and management-level candidates. However, the Corporation does not currently support the adoption of any specific targets or quotas, and believes that particular capabilities and contributions remain important factors in the identification and nomination of such candidates. As women are currently well represented on the Board, and, in addition, the Corporation has retained women to serve as selected senior scientific advisors, the Board has not yet considered the adoption of a written policy relating to the identification and nomination of women directors and members of management. While the Corporation’s track record in this regard is notable, the Corporation continues to search for and identify qualified women to serve the Corporation in various capacities, and in doing so, is considering the adoption of a written policy to this effect.

3.5	Ethical Business Conduct

The Board has adopted a code of conduct which summarizes the values, principles and practices that guide the business conduct of the Board (the “Code”). The Code has been adopted by the Board and all directors are expected to be familiar with the Code and to apply its guiding principles in the performance of their responsibilities. In particular, the Board reasonably ensures that all directors are familiar with the provisions of the Code regarding disclosing conflicts of interest and how to obtain direction from management and/or external professional advisors on any potential conflict of interest. This helps to ensure that independent judgment is exercised in all circumstances. A copy of the Code is available upon request from the Corporation and may be found on the Corporation’s website at www.cynapsus.ca.

3.6	Board Committees

The Corporation had two committees of the Board, namely, the Audit Committee and the Corporate Governance and Compensation Committee. All of the committee members are independent directors. The Board does not have any other standing committees.

3.7	Audit Committee

As a company listed on the TSX the Corporation is required to have an Audit Committee for the purpose of monitoring and enhancing the quality of the financial information disclosed by the Corporation. A copy of the Audit Committee Charter (the “Audit Committee Charter”) is attached as Schedule “B” to this Management Information Circular.

Composition of Audit Committee

The Audit Committee is currently comprised of three members who are Mr. Hosking (Chairperson), Mr. Oren, and Ms. Stenzler. The members of the Audit Committee are compensated as noted in the section “Non-Executive Director Compensation”. All of the members are independent directors. All members of the Audit Committee are “financially literate” (within the meaning given to such term in the Audit Committee Charter).

Mandate

The mandate of the Audit Committee provides that its members shall meet at least quarterly prior to the release of the interim and annual financial results. The Audit Committee met four times in the fiscal year ended December 31, 2014. It is expected that the Audit Committee will be constituted at the first meeting of directors immediately following the Meeting.

Relevant Education and Experience

All members of the Audit Committee have the education and practical experience required to understand and evaluate statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Corporation’s financial statements.

Audit Committee Oversight

At no time since the commencement of the Corporation’s most recently completed fiscal year have any recommendations by the Audit Committee respecting the appointment and/or compensation of the Corporation’s external auditors not been adopted by the Board.

Pre-Approval Policies and Procedures

The Corporation has not adopted any specific policies in relation to the engagement of non-audit services.

3.8	Corporate Governance and Compensation Committee

The Corporate Governance and Compensation Committee currently consists of five members who are Mr. Gold, Mr. Hosking, Ms. Hutchinson, Dr. Molinoff (Chairperson), and Ms. Stenzler. All of the members are independent directors. The members of the Corporate Governance and Compensation Committee are compensated as noted in the section “Non-Executive Director Compensation”. A copy of the Corporate Governance and Compensation Committee Charter (the “Corporate Governance and Compensation Committee Charter”) may be found on SEDAR at www.sedar.com and on the Corporation’s website at www.cynapsus.ca.

The mandate of the Corporate Governance and Compensation Committee provides that its members meet semi-annually. The Corporate Governance and Compensation Committee met four times in the fiscal year ended December 31, 2014.

Principal Responsibilities

The principal responsibilities of the Corporate Governance and Compensation Committee include: (a) developing a corporate governance structure, reviewing the corporate governance practices of the Corporation and assessing the functioning of the Board, its committees and its individual members; (b) reviewing and assessing the skills and competencies required and exhibited by the members of the Board and providing recommendations concerning individuals qualified to serve as members of the Board; and (c) reviewing the compensation of the senior officers, executives and directors of the Corporation and providing recommendations to the Board.

Nomination of Directors

Nominations for proposed directors are currently solicited by the Corporate Governance and Compensation Committee through discussions and consultations with the drug development/biotechnology/health care sectors, coupled with recommendations put forward by officers, directors and shareholders of the Corporation. The committee then reviews, interviews, references and recommends to the Board new candidates for the Board. The list is then submitted to the vote of the shareholders at the Corporation’s Annual General Meeting.

The Chairman of the Board reviews and recommends on an annual basis to the Board a list of candidates for the composition of the Board committees. The committees are reconstituted on an annual basis at the first meeting of the Board following the Corporation’s annual general meeting.

Consultants

In 2014, the Corporate Governance and Compensation Committee engaged Hugessen Consulting to provide independent advice on its executive and director compensation program. The professional fees for these services in 2014 were $16,000.

Orientation and Continuing Education

The Board ensures that new directors receive an appropriate orientation in order that they understand the role of the Board and its committees. Each new director meets with the President and Chief Executive Officer and select members of the Board who discuss with the new director what is expected of that candidate as a member of the Board.

Ongoing director education respecting the Corporation, its operations and its business environment as well as the evolving the role of the director in the governance of public companies is addressed chiefly though briefings from internal management, external experts or industry participants concerning salient industry issues, market trends, technology developments or specific challenges facing the Corporation and its management. In addition, management regularly circulates to the directors copies of newswire releases, articles in industry periodicals and other publications relevant to the Corporation’s business.

Compensation

The Corporate Governance and Compensation Committee reviews and recommends for approval to the Board the President and Chief Executive Officer’s overall compensation, including benefits and employment conditions. The President and Chief Executive Officer approves the compensation arrangements of the other executive officers of the Corporation, with the exception of stock option grants which are approved by the Board.

Assessments of the Board

It is the responsibility of the Corporate Governance and Compensation Committee to assess the overall effectiveness of the Board and of its committees.

3.9	Attendance at Board and Committee Meetings

The attendance records of the Board members at Board and Committee meetings during the fiscal year ended December 31, 2014 are as follows:

Number of Meetings Attended
	Regular Board Meetings	Short Board Meetings	Audit Committee Meetings	Corporate Governance and Compensation Committee Meetings	Total
Anthony Giovinazzo	6 of 6	5 of 5	—	—	11 of 11
Ronald Hosking	4 of 6	5 of 5	4 of 4	4 of 4	17 of 19
Nan Hutchinson(1)	6 of 6	4 of 4	—	2 of 2	12 of 12
Tomer Gold	6 of 6	5 of 5	—	4 of 4	15 of 15
Perry Molinoff	6 of 6	5 of 5	—	4 of 4	15 of 15
Ilan Oren	5 of 6	5 of 5	3 of 4	—	13 of 15
Alan Ryley(2)	2 of 3	1 of 2	2 of 2	—	5 of 7
Rochelle Stenzler	6 of 6	4 of 5	4 of 4	4 of 4	18 of 19

NOTES:

1.	Ms. Hutchinson was appointed as a director of the Corporation effective February 11, 2014.
2.	Dr. Ryley passed away on June 20, 2014.

ARTICLE 4 - STATEMENT OF EXECUTIVE COMPENSATION

4.1	Compensation Discussion and Analysis

Corporate Governance and Compensation Committee

The administration of the Corporation’s compensation practices is handled by the Corporate Governance and Compensation Committee.

The Corporate Governance and Compensation Committee’s mandate is to examine matters relating to the compensation of executive officers of the Corporation, including the President and Chief Executive Officer, the Chief Operating Office and Chief Financial Officer, and the Chief Scientific Officer (collectively the “Named Executive Officers”), as well as the Chairman of the Board.

The Corporate Governance and Compensation Committee then makes its recommendations to the Board. The Corporate Governance and Compensation Committee must ensure that the compensation of the Corporation’s executive officers is consistent with the aggregate compensation philosophy of the Corporation, as set out below. The Corporate Governance and Compensation Committee considers recommendations of the President and Chief Executive Officer, with the exception that any compensation or award to the President and Chief Executive Officer under any of the elements of compensation described below is determined and approved independently and without input from him. In addition, the Corporate Governance and Compensation Committee reviews and approves the President and Chief

Executive Officer’s recommendations for stock option grants for the Chief Operating Officer / Chief Financial Officer and the Chief Scientific Officer. Salary and bonus information for the Chief Operating Officer / Chief Financial Officer and the Chief Scientific Officer is shared by the President and Chief Executive Officer with the Corporate Governance and Compensation Committee for information purposes only.

Neither the Board nor the Corporate Governance and Compensation Committee nor any other committee of the Board have formally established a mechanism to consider the implications of the risks associated with the Corporation’s compensation policies and practices. However, the Board and the Corporate Governance and Compensation Committee inherently consider these risks. The Corporate Governance and Compensation Committee reviews and manages the policies and practices of the Corporation and ensures that they are aligned with the interests of the shareholders. The Corporate Governance and Compensation Committee reviews, among other things, the overall compensation and the annual salary increases of the executive officers of the Corporation while keeping as a reference both the financial performance of the Corporation and the turnover risk for the Corporation. The Board also addresses risk related to compensation policies in the context of compensation mechanisms that are linked to the achievement of certain goals or projects (e.g. short term and long term objectives). The Board is involved in the supervision of the key projects and initiatives of the Corporation and the manner in which they are being carried out. Consequently, the Board is in a position where it can control the risks that may be taken by the Corporation’s management and ensures that those risks remain appropriate and that members of the management do not expose the Corporation to excessive risks.

All of the members of the Corporate Governance and Compensation Committee are independent. They each have direct experience relevant to compensation matters resulting from their respective current and past backgrounds and/or roles. The members of the Corporate Governance and Compensation Committee have experience dealing with compensation matters in large and small organizations, including public companies. The Corporation does not have a policy in place that limits the ability for directors or Named Executive Officers to hedge the shares of the Corporation that they own. However, none of the current directors or Named Executive Officers of the Corporation are hedging any of the shares of the Corporation that they own.

The Corporate Governance and Compensation Committee has been composed of five directors since May 7, 2014, namely Mr. Gold, Mr. Hosking, Ms. Hutchinson, Ms. Stenzler and Dr. Molinoff, who is the chair of the Corporate Governance and Compensation Committee.

Compensation Objectives

The Corporation’s executive compensation philosophy is designed to attract, retain and reward highly qualified individuals and motivate them to achieve performance objectives aligned with the Corporation’s vision and strategic orientation and consistent with shareholder value creation. The Corporation’s goal is to provide market competitive remuneration consistent with responsibility level, experience and performance. That said, however, the Corporate Governance and Compensation Committee must also ensure that the compensation of the Corporation’s Named Executive Officers is consistent with the aggregate compensation philosophy and prevailing financial condition of the Corporation.

In accordance with the Corporation’s executive compensation philosophy, a significant portion of the compensation of the Corporation’s Named Executive Officers is related to the financial performance of the Corporation and the responsibilities inherent to each executive’s duties. The Corporate Governance and Compensation Committee reviews the compensation programs of the Named Executive Officers and of all the executive officers annually in order to ensure their competitiveness and compliance with the objectives, values and strategies of the Corporation.

Elements of Compensation

The Corporation seeks to achieve the compensation objectives described earlier through different elements of compensation, including salary and both short-term and long-term incentive plans, with the incentives having both equity and non-equity components. The Corporation believes that these various elements are important to effectively achieve the objectives of its executive compensation philosophy.

These elements of the Named Executive Officers’ compensation are:

(a)	base salaries;

(b)	annual performance bonuses; and

(c)	a stock option plan.

The Corporation also has a health, dental and disability insurance benefits program for its employees.

If the circumstances require, the Corporate Governance and Compensation Committee may, in its sole discretion, recommend employment conditions that are different from the policies in effect.

Benchmarking

On an annual basis, the Corporate Governance and Compensation Committee has reviewed the compensation strategy and policies of the Corporation. This included a benchmark analysis with respect to the base salary and annual performance bonus components of the Named Executive Officers’ compensation.

The annual base salaries and annual performance bonuses of the Named Executive Officers were benchmarked against Canadian and U.S. public companies of comparable size in the Pharma/Biotech sector. The peer group was used to benchmark the base salary and annual performance bonuses of the Named Executive Officers. This group was comprised of Canadian and U.S. public companies that were comparable to the Corporation, taking into consideration their market capitalizations, cash, annual sales, and annual research and development expenditures, all of which are selection criteria that the Corporation believes are directly relevant for purposes of benchmarking. The most recent list of Canadian companies forming this peer group were: ImmunoVaccine Inc., BioSyent Inc. Pharmaceuticals, Resverlogix Corp., Lorus Therapeutics Inc., Diamedica Inc., biOasis Technologies Inc., iCo Therapeutics Inc., Bioniche Life Sciences Inc., Avagenesis Corp., GeneNews Limited, and Sernova Corp. The most recent list of U.S. companies forming this peer group were: NovaBay Pharmaceuticals, Inc., Opexa Therapeutics, Inc., GenVec, Inc., CytoDyn Inc., Brainstorm Cell Therapeutics Inc., CorMedix, Inc., Heat Biologics, Inc., Arno Therapeutics, Inc., Biozone Pharmaceuticals, Inc., Biocept, Inc., Soligenix, Inc., Palatin Technologies Inc., Interleukin Genetics, Inc., and ARCA biopharma, Inc.

The Corporation’s goal is to remunerate executives at the 50th percentile level based on a comparison group of biotech and specialty pharmaceutical companies of comparable size and market capitalization.

The recommendation of the Corporate Governance and Compensation Committee as to base salaries, was to continue to index and, when necessary, adjust the base salaries of the Named Executive Officers periodically, as the Corporation has done over the past years, and in accordance with common practices within the market. The annual performance bonuses of the Named Executive Officers are targeted to be in a range from 30% to 40% of their base salaries with the exception of the President and Chief Executive Officer. The annual performance bonus of the President and Chief Executive Officer is targeted to be in a range of 50% to 75% of his annual base salary.

Base Salary

Base salary is reflective of responsibilities and annual increases should, at a minimum, reflect inflationary pressures and changes in duties. At the date of hire, base salary is determined using a number of factors including industry comparisons and relevant experience and is set out in the employment agreements. Annual increases are determined based upon reference to data on compensation levels of executives in comparable companies (i.e. public companies in the drug development/biotech/health care sector) as well as annual performance evaluation and underlying economic circumstances. The Corporate Governance and Compensation Committee recommends to the Board the annual base salary increases for the President and Chief Executive Officer for approval, and also presents the annual base salary for the direct reports of the President and Chief Executive Officer.

Annual Incentive Plans and Benefits

Cash bonuses are awarded on an annual basis to recognize the achievement of agreed corporate and individual objectives and to recognize contributions that enhance the intrinsic value of the Corporation. Benefits commensurate with those paid to senior officers of companies of similar size and scope to the Corporation are paid to the Corporation’s executive officers.

The annual incentive plan is a cash bonus under which a payment is to be made to executives following the end of the Corporation’s fiscal year, based on the achievement of established and agreed corporate and individual goals. For the President and Chief Executive Officer, only corporate goals are considered in the determination of incentive plan achievement. The annual performance objectives of the Named Executive Officers are presented to the Corporate Governance and Compensation Committee and Board early in the fiscal year and regular updates are provided by the President and Chief Executive Officer during the year. Following the completion of the fiscal year, the President and Chief Executive Officer presents an evaluation of corporate performance versus objectives to the Corporate Governance and Compensation Committee. The President and Chief Executive Officer also presents the recommended bonus payments for each of his direct reports to the Corporate Governance and Compensation Committee, including their achievement of individual objectives. The Board, on recommendation from the Corporate Governance and Compensation Committee, has final approval of the amounts to be paid to the President and Chief Executive Officer and his direct reports under the annual incentive plan. As at December 31, 2014, bonus amounts awarded to officers and key management for 2014 total $414,810, which were subsequently paid during the first quarter of 2015. Payment of the bonuses is at the discretion of the Board, based on an assessment of the financial position of the Corporation.

In 2014, the Corporation’s objectives related to three key areas: firstly, regulatory and clinical milestones for the APL-130277 drug candidate, secondly, investor relations and, thirdly, capital raising. Personal objectives for the two executive direct reports of the President and Chief Executive Officer are aligned with the corporate objectives and include departmental objectives for each of their areas of responsibility.

Stock Options

The long-term incentive component of compensation for executive officers, including the President and Chief Executive Officer, is based on stock option awards. This component of compensation is intended to reinforce management’s commitment to long term improvements in the Corporation’s performance and shareholder value.

The Corporation’s stock option plan (the “Stock Option Plan”) includes initial option grants upon hire and eligibility for annual stock option awards. An initial grant of options occurs at the initial hire date for each executive which is proportionate to annual base salary. Thereafter, options may be granted on an annual basis based upon guidelines set by the Corporate Governance and Compensation Committee. The

President and Chief Executive Officer recommends the amount of annual option grants for each of his direct reports which are then presented to the Corporate Governance and Compensation Committee for review. The Corporate Governance and Compensation Committee will then, after making any revisions they deem necessary, recommend the annual option grants to the Board for their approval. The annual option grants for the President and Chief Executive Officer are determined by the Corporate Governance and Compensation Committee based upon pre-determined guidelines. Annual option awards are made during the quarter of the fiscal year following the completion of the annual audit and the determination of financial performance for the preceding year. The amount of options previously granted to an executive is not a factor in determining the amount of the annual option award.

Compensation of the President and Chief Executive Officer

The total compensation package available for the President and Chief Executive Officer includes a base salary, a discretionary bonus component and a long-term equity component based on stock option awards. Compensation is based upon the factors outlined above, including a comparison with compensation of senior officers of companies of similar size and scope to the Corporation and the performance of the Corporation.

Risk Management

The Corporate Governance and Compensation Committee reviews the performance objectives associated with annual incentive plans to ensure that they do not result in any undue risks for the Corporation. The balance between short and long term objectives in the design of the compensation programs is taken into account by the Corporation in the design of compensation plans and in the annual evaluation of the achievement of objectives when deciding on the amounts of annual incentive awards. The Corporation has not implemented any claw-back arrangements related to the executive compensation programs.

Compensation policies and practices and the design of the Corporation’s incentive plans for executives take into account risk elements, including the following: (a) incentive plan awards do not vary significantly from the overall compensation structure of the Corporation; and (b) incentive plans are designed so they do not provide for rewards for the accomplishment of tasks while the risk to the Corporation extends over a significantly longer period of time.

Performance Graph

The following graph compares the total cumulative shareholder return for $100 invested in common shares of the Corporation on December 31, 2009 with the cumulative return of the S&P/TSX Composite Index and the S&P/TSX Capped Health Care Index for the five most recently completed fiscal years.

Year	2009 $	2010 $	2011 $	2012 $	2013 $	2014 $
S&P/TSX Composite Index	100	114	102	106	116	125
S&P/TSX Capped Health Care Index	100	140	159	176	246	291
Cynapsus Therapeutics Inc.	100	45	25	60	76	110

The total cumulative shareholder return from December 31, 2009 to December 31, 2014 for $100 invested in common shares of the Corporation was $10, compared to $25 for the S&P/TSX Composite Index over the same period and $191 for the S&P/TSX Capped Health Care Index over the same period.

In November 2009, the Corporation hired Anthony Giovinazzo as President and CEO. At this time, the Corporation shifted its focus to a Parkinson’s drug candidate, APL-130277. The shareholder return for the Corporation pictured in the above graph generally follows the positive clinical advancement of the APL-130277 drug candidate. Positive Phase 1 study results (i.e. for the CTH-101, CTH-102, CTH-103 and CTH-104 studies) were announced between January 2012 and April 2014, with positive Phase 2 study results for CTH-105 announced in November 2014. Clinical progress also enabled several critical financings over this period, including March 2012 ($1 million), March 2013 ($7.3 million), April 2014 ($25 million), and, subsequent to the five year period, March 2015 ($21 million).

The trend in executive compensation over the five-year period shows the following:

•	Increases in base salary have been in line with cost-of-living increases during the period. The Corporation’s goal is to remunerate executives at the 50th percentile level based on a comparison group of biotech and specialty pharmaceutical companies of comparable size and market capitalization. One of the Named Executive Officers has been with the Corporation for the full five-year period, one joined the Corporation in November 2009, one joined the Corporation in April 2013, one joined the Corporation in October 2014, and one joined in November 2014.

•	Bonuses awarded in the five year period have reflected the degree of achievement of the Corporation’s objectives during the period.

The primary factors considered by the Board in reviewing executive compensation are described in the Compensation Discussion and Analysis section of this Management Information Circular. Annual base salary increases are determined based upon comparison to data on compensation levels of executives in comparable companies. The cash bonus element of the annual incentive plan is based on the degree of achievement of annual corporate objectives and to recognize contributions that enhance the intrinsic value of the Corporation.

4.2	Summary Compensation Table

The following table sets out the compensation noted below paid or payable to the Named Executive Officers of the Corporation for the year ended December 31, 2014.

					Non-Equity Incentive Plan Compensation
Name and Principal Position	Year	Salary ($)	Share- based (SARs) Awards (6) ($)	Option- based Awards (7) ($)	Annual Incentive Plan or Bonus(8) (9)(10) ($)	Long- term Incentive Plan(11) ($)	Pension Value (12) ($)	All Other Compen- sation ($)	Total Compen- sation ($)
Anthony Giovinazzo, President and Chief Executive Officer(1)	2014	$300,000	NIL	$395,440	$225,000	NIL	NIL	$22,368	$942,808
	2013	$289,947	NIL	$153,060	$111,406	NIL	NIL	$27,889	$582,302
	2012	$225,000	NIL	NIL	$94,500	NIL	NIL	NIL	$319,500
Andrew Williams, Chief Operating Officer and Chief Financial Officer(2)	2014	$175,000	NIL	$152,150	$70,000	NIL	NIL	$16,235	$413,385
	2013	$166,903	NIL	$108,800	$43,380	NIL	NIL	$8,529	$327,612
	2012	$145,250	NIL	$59,500	$43,941	NIL	NIL	NIL	$248,691
Thierry Bilbault, Chief Scientific Officer and Executive Vice President CMC(3)	2014	$61,154	NIL	$526,500	$43,710	NIL	NIL	NIL	$633,543
Albert Agro, Chief Medical Officer (4)	2014	$200,962	NIL	$143,500	$70,000	NIL	NIL	NIL	$414,462
	2013	$131,811	NIL	$69,440	$61,214	NIL	NIL	$28,770	$291,235
	2012	NIL	NIL	$42,000	NIL	NIL	NIL	$115,608	$157,608
Jordan Dubow, Vice President, Medical Affairs(5)	2014	$24,272	NIL	$190,833	$6,099	NIL	NIL	NIL	$221,204

NOTES:

1.	Mr. Giovinazzo was appointed President and Chief Executive Officer of the Corporation on November 16, 2009.
2.	Mr. Williams was appointed Chief Operating Officer on March 15, 2006 and Chief Financial Officer on June 25, 2007.

3.	Mr. Bilbault was appointed Executive Vice President and Chief Scientific Officer on October 6, 2014.
4.	Mr. Agro was appointed Chief Medical Officer on April 8, 2013. Prior to his appointment, Mr. Agro was a consultant to the Corporation.
5.	Mr. Dubow was appointed Vice President, Medical Affairs on November 24, 2014.
6.	The Corporation does not have any share based awards, including share appreciation rights.
7.	Option-based awards to the Corporation’s Named Executive Officers are solely comprised of stock option grants made under the Stock Option Plan. The value of the options has been calculated using the Black-Scholes-Merton model as at the date of the grants.
8.	For the year ended December 31, 2013, the Corporation awarded bonuses of $111,406 to Mr. Giovinazzo and $43,941 to Mr. Williams, with payment at the discretion of the Board and subject to the Corporation completing a new financing. These amounts were accrued during the year ended December 31, 2013 and paid during the year ended December 31, 2014.
9.	For the year ended December 31, 2012, the Corporation awarded bonuses of $94,500 to Mr. Giovinazzo and $43,941 to Mr. Williams with payment at the discretion of the Board and subject to the Corporation completing a new financing. These amounts were accrued during the year ended December 31, 2013 and paid during the year ended December 31, 2014.
10.	For the year ended December 31, 2011, the Corporation awarded bonuses of $82,000 to Mr. Giovinazzo and $33,000 to Mr. Williams, with payment at the discretion of the Board and subject to the Corporation completing a new financing. These amounts were accrued during the year ended December 31, 2013 and paid during the year ended December 31, 2014.
11.	The Corporation does not have any non-equity long-term incentive plans, pursuant to which cash or non-cash compensation intended to serve as an incentive for performance (whereby performance is measured by reference to financial performance or the price of the Corporation’s securities) was paid or distributed to the Named Executive Officers during the most recently completed financial year.
12.	The Corporation does not have a pension plan in place for its Named Executive Officers.

4.3	Incentive Plan Awards

Outstanding Share-Based and Option-Based Awards

Option-based awards were granted to five of the Named Executive Officers in the fiscal year ended December 31, 2014. The Corporation does not grant any share-based awards to any of its Named Executive Officers, including, but not limited to, share appreciation rights.

The following table provides information regarding the option-based awards for each Named Executive Officer outstanding as of December 31, 2014.

Named Executive Officer	Grant Date	Aggregate Number of Shares Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiry Date	Aggregate Value of Unexercised In-the-Money Options (1) ($)
Anthony Giovinazzo President and Chief Executive Officer(3)	August 12, 2010	20,000	$1.00	August 12, 2015	2,000
	March 4, 2011	20,000	$1.00	March 4, 2016	2,000
	March 1, 2013	373,316	$0.46	March 1, 2016	238,922
	May 20, 2014	884,000	$0.65	May 20, 2019	397,800
	December 5, 2014	50,000	$1.24	December 5, 2019	NIL

Andrew Williams, Chief Operating Officer and Chief Financial Officer(3)	March 3, 2010	15,000	$1.00	March 3, 2015(2)	1,500
	August 12, 2010	20,000	$1.00	August 12, 2015	2,000
	March 14, 2011	20,000	$1.00	March 4, 2016	2,000
	August 19, 2011	40,000	$1.00	August 19, 2016	4,000
	March 23, 2012	95,000	$1.00	March 23, 2017	9,500
	August 29, 2012	5,000	$1.00	August 29, 2017	500

Named Executive Officer	Grant Date	Aggregate Number of Shares Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiry Date	Aggregate Value of Unexercised In-the-Money Options (1) ($)
	May 1, 2013	340,000	$0.36	May 1, 2018	251,600
	May 20, 2014	355,000	$0.65	May 20, 2019	159,750
	December 5, 2014	10,000	$1.24	December 5, 2019	NIL

Albert Agro, Chief Medical Officer(3)	March 23, 2012	70,000	$1.00	March 23, 2017	7,000
	May 1, 2013	217,000	$0.36	May 1, 2018	160,580
	May 20, 2014	350,000	$0.65	May 20, 2019	157,500

Thierry Bilbault, Chief Scientific Officer (3)	December 5, 2014	650,000	$1.24	December 5, 2019	NIL

Jordan Dubow, Vice President, Medical Affairs (3)	December 5, 2014	250,000	$1.24	December 5, 2019	NIL

NOTES:

1.	The closing market price of the Common Shares on the Exchange on December 31, 2014 was $1.10 per share.
2.	As the expiry date fell during a trading blackout period in effect, the expiry date has been extended to 10 days after the blackout period ends.
3.	On April 2, 2015, subsequent to the year ended December 31, 2014, stock options to acquire 3,980,000 Common Shares were granted to directors, members of management and employees. Of the total, 1,020,000 options were granted to Anthony Giovinazzo, 700,000 options were granted to each of Andrew Williams and Albert Agro, 350,000 options were granted to Thierry Bilbault, and 130,000 options were granted to Jordan Dubow. The exercise price of these options is $1.36, and the expiry period is 5 years.

Incentive Plan Awards - Value Vested or Earned During the Year

The following table presents, for each Named Executive Officer, the aggregate value that would have been realized if awards vested during the year ended December 31, 2014 had been exercised on the vesting date.

Name	Option-based awards – Value during the year on vesting ($)	Share-based awards – Value during the year on vesting ($)	Non-equity incentive plan compensation – Value earned during the year ($)
Anthony Giovinazzo	292,070	NIL	NIL
Andrew Williams	94,750	NIL	NIL
Albert Agro	84,747	NIL	NIL
Thierry Bilbault	NIL	NIL	NIL
Jordan Dubow	NIL	NIL	NIL

Defined Benefit or Contribution Plans

The Corporation does not have a pension plan that provides for benefits at or in connection with retirement.

4.4	Termination and Change of Control Benefits

The Corporation has entered into employment and management agreements with the Named Executive Officers which provide for payments following or in connection with any termination, resignation, retirement, change in control or change in the responsibilities of the Named Executive Officer’s duties. The details of these payments are set out under the description of the particular agreements. See “Executive Employment Agreements”.

In addition, the provisions of the Stock Option Plan provide for the immediate vesting of all unvested options in the event of a takeover bid resulting in a change of control.

4.5	Executive Employment Agreements

The following describes the respective consulting/employment agreements entered into by the Corporation and the Named Executive Officers:

Anthony Giovinazzo, President and Chief Executive Officer

Anthony Giovinazzo and the Corporation entered into a consulting agreement dated as of November 16, 2009 which provided that Mr. Giovinazzo act as the President and Chief Executive Officer of the Corporation. The consulting agreement was terminated and superseded by an employment agreement (the “Giovinazzo Agreement”) on January 1, 2012. Following the completion of the March 2013 short form prospectus offering for gross proceeds of $7,317,160, the Giovinazzo Agreement was revised and updated effective March 1, 2013 and again on January 1, 2015.

Base Salary: Under the terms of the Giovinazzo Agreement, Mr. Giovinazzo is entitled to a base salary (the “Base Salary”) of $350,000 per annum, less statutory withholdings.

Bonus: Mr. Giovinazzo is also eligible for a discretionary bonus (the “Annual Bonus”), as determined by the Board, for each year of Mr. Giovinazzo’s employment in an amount of 50% of the Base Salary, based on the achievement of agreed corporate objectives. The Annual Bonus may be increased to up to 75% of the Base Salary, as determined by the Board, based on an overachievement of goals. The Annual Bonus is based on criteria approved by the Board, and relayed to Mr. Giovinazzo, which criteria shall reflect the annual corporate goals of the Corporation and the role of Mr. Giovinazzo in attaining such goals. The Annual Bonus accrues and is payable at the discretion of the Board.

Stock Options: Mr. Giovinazzo may also be granted options to acquire Common Shares in the capital of the Corporation at the discretion of the Board and pursuant to the terms and conditions of the Stock Option Plan. Mr. Giovinazzo was granted 884,000 options on May 20, 2014, 50,000 options on December 5, 2014 and 1,020,000 options on April 2, 2015.

Termination With Cause: The Corporation is entitled, in its sole discretion, to terminate the employment of Mr. Giovinazzo, without notice or payment in lieu of notice, for cause. The Corporation has no obligation to Mr. Giovinazzo after the effective date of termination except for payment of any Base Salary accrued to the date of termination and any other amounts which have accrued but not yet been paid in accordance with any benefit plan prior to the date of termination. Mr. Giovinazzo is not entitled to receive any bonus in the event of termination with cause.

Termination Without Cause: The Corporation is entitled in its sole discretion to terminate the Giovinazzo Agreement at any time upon 12 months’ notice to Mr. Giovinazzo (the “Notice Period”). Upon termination by the Corporation, the Corporation must provide Mr. Giovinazzo with written notice or payment in lieu thereof and an amount equal to the average of the Annual Bonus paid to Mr.

Giovinazzo in each of the three most recent completed financial, pro-rated to the effective date of termination (the “Deemed Annual Bonus”), together with all amounts which Mr. Giovinazzo would have been entitled to during such period and a continuation of benefits coverage during such period in respect of the elements which are permitted to be continued in terms of the benefit plan then in place. The Corporation has the option to pay the amount equal to the Base Salary on its regular payroll dates or in a lump sum as of the effective date of termination. As a result, upon termination without cause, Mr. Giovinazzo would be entitled to $350,000 in Base Salary and $143,635 in Deemed Annual Bonus, assuming the termination took place on April 3, 2015.

Termination With Change in Control: In the event of termination of the Giovinazzo Agreement as a result of a change of control, and for a period of six months following the change of control, the Corporation, or the purchaser or other third party, as the case may be, must pay to Mr. Giovinazzo a lump sum equal to equal to 12 months of Base Salary and the Deemed Annual Bonus, together with all amounts which Mr. Giovinazzo would have been entitled to during such period and a continuation of benefits coverage during such period in respect of the elements which are permitted to be continued in terms of any benefit plan then in place. As a result, upon termination with change in control, Mr. Giovinazzo would be entitled to $350,000 in Base Salary and $143,635 in Deemed Annual Bonus, assuming the termination took place on April 3, 2015.

Non-Disclosure, Non-Solicitation and Non-Competition Agreement: Mr. Giovinazzo and the Corporation are also parties to a Non-Solicitation and Non-Competition Agreement dated as of November 16, 2009, pursuant to which Mr. Giovinazzo is prohibited from competing with the Corporation for a period of one year following the termination of the Giovinazzo Agreement, from soliciting clients of the Corporation for a period of one year following its termination and from soliciting employees of the Corporation for a period of two years following its termination.

Andrew Williams, Chief Operating Officer and Chief Financial Officer

Andrew Williams and the Corporation entered into an employment agreement dated as of January 1, 2006 (the “Williams Agreement”) which provided that Mr. Williams will act as a senior officer of the Corporation. The Williams Agreement was revised and updated on January 1, 2012. Following the completion of the March 2013 short form prospectus offering for gross proceeds of $7,317,160, the Williams Agreement was revised and updated effective May 1, 2013 and again on January 1, 2015.

Base Salary: Under the terms of the Employment Agreement, Mr. Williams is entitled to a base salary (the “Base Salary”) of $225,000 per annum, less statutory withholdings.

Bonus: Mr. Williams is also eligible for a discretionary bonus (the “Annual Bonus”), as determined by the President and Chief Executive Officer and Board, for each year of Mr. Williams’ employment in the amount of 30% of the Base Salary, based on the achievement of agreed corporate objectives. The Annual Bonus may be increased to up to 40% of the Base Salary, as determined by the Board, based on an overachievement of goals. The Annual Bonus is based on criteria approved by the Board, and relayed to Mr. Williams, which criteria shall reflect the annual corporate goals of the Corporation and the individual goals relating to respective areas of oversight. The Annual Bonus accrues and is payable at the discretion of the Board.

Stock Options: Mr. Williams may also be granted options to acquire Common Shares in the capital of the Corporation at the discretion of the Board and pursuant to the terms and conditions of the Stock Option Plan. Mr. Williams was granted 355,000 options on May 20, 2014, 10,000 options on December 5, 2014 and 700,000 options on April 2, 2015.

Termination With Cause: The Corporation is entitled, in its sole discretion, to terminate the employment of Mr. Williams, without notice or payment in lieu of notice, for cause. The Corporation has no obligation to Mr. Williams after the effective date of termination except for payment of any Base Salary accrued to the date of termination and any other amounts which have accrued but not yet been paid in accordance with any benefit plan prior to the date of termination. Mr. Williams is not entitled to receive any bonus in the event of termination with cause.

Termination Without Cause: The Corporation is entitled in its sole discretion to terminate the Williams Agreement at any time upon notice equal to four months plus one additional month for every full year of employment (starting from January 1, 2006) (the “Notice Period”). Upon termination by the Corporation, the Corporation must provide Mr. Williams with written notice or payment in lieu thereof and an amount equal to the average of the Annual Bonus paid to Mr. Williams in each of the three most recent completed financial, pro-rated to the effective date of termination (the “Deemed Annual Bonus”), together with all amounts which Mr. Williams would have been entitled to during such period and a continuation of benefits coverage during such period in respect of the elements which are permitted to be continued in terms of the benefit plan then in place. The Corporation has the option to pay the amount equal to the Base Salary on its regular payroll dates or in a lump sum as of the effective date of termination. As a result, upon termination without cause, Mr. Williams would be entitled to $243,750 in Base Salary and $52,440 in Deemed Annual Bonus, assuming the termination took place on April 3, 2015.

Termination With Change in Control: In the event of termination of the Williams Agreement as a result of a change of control, or during the six months immediately following the change of control, the Corporation, or the purchaser or other third party, as the case may be, must pay to Mr. Williams a lump sum equal to four months plus one additional month for every full year of employment (starting from January 1, 2006) of Base Salary and the Deemed Annual Bonus, together with all amounts which Mr. Williams would have been entitled to during such period and a continuation of benefits coverage during such period in respect of the elements which are permitted to be continued in terms of any benefit plan then in place. As a result, upon termination with change in control, Mr. Williams would be entitled to $243,750 in Base Salary and $52,440 in Deemed Annual Bonus, assuming the termination took place on April 3, 2015.

Non-Disclosure, Non-Solicitation and Non-Competition Agreement: Mr. Williams and the Corporation are also parties to a Non-Solicitation and Non-Competition Agreement dated as of January 1, 2006, pursuant to which Mr. Williams is prohibited from competing with the Corporation for a period of one year following the termination of the Employment Agreement, from soliciting clients of the Corporation for a period of one year following its termination and from soliciting employees of the Corporation for a period of two years following its termination.

Thierry Bilbault, Chief Scientific Officer and Executive Vice President, CMC

Thierry Bilbault and the Corporation entered into an employment agreement dated as of October 6, 2014 (the “Bilbault Agreement”) which provided that Mr. Bilbault would act as Chief Scientific Officer and Executive Vice President, CMC of the Corporation. The Bilbault Agreement was revised and updated on January 1, 2015.

Base Salary: Under the terms of the Bilbault Agreement, Mr. Bilbault is entitled to a base salary (the “Base Salary”) of $267,500 per annum, less statutory withholdings.

Bonus: Mr. Bilbault is also eligible for a discretionary bonus (the “Annual Bonus”), as determined by the President and Chief Executive Officer and Board, for each year of Mr. Bilbault’s employment in the amount of 30% of the Base Salary, based on the achievement of agreed corporate objectives. The Annual

Bonus may be increased to up to 40% of the Base Salary, as determined by the Board, based on an overachievement of goals. The Annual Bonus is based on criteria approved by the Board, and relayed to Mr. Bilbault, which criteria shall reflect the annual corporate goals of the Corporation and the individual goals relating to respective areas of oversight. The Annual Bonus accrues and is payable at the discretion of the Board.

Stock Options: Mr. Bilbault may also be granted options to acquire Common Shares in the capital of the Corporation at the discretion of the Board and pursuant to the terms and conditions of the Stock Option Plan. Mr. Bilbault was granted 650,000 options on December 5, 2014 and 350,000 options on April 2, 2015.

Termination With Cause: The Corporation is entitled, in its sole discretion, to terminate the employment of Mr. Bilbault, without notice or payment in lieu of notice, for cause. The Corporation has no obligation to Mr. Bilbault after the effective date of termination except for payment of any Base Salary accrued to the date of termination and any other amounts which have accrued but not yet been paid in accordance with any benefit plan prior to the date of termination. Mr. Bilbault is not entitled to receive any bonus in the event of termination with cause.

Termination Without Cause: The Corporation is entitled in its sole discretion to terminate the Bilbault Agreement at any time upon notice equal to six months plus one additional month for every full year of employment (starting from October 4, 2014) (the “Notice Period”). Upon termination by the Corporation, the Corporation must provide Mr. Bilbault with written notice or payment in lieu thereof and an amount equal to the average of the Annual Bonus paid to Mr. Bilbault in each of the three most recent completed financial years (or such fewer number of recent completed financial years if Mr. Bilbault was employed for less than the three most recent completed financial years), pro-rated to the effective date of termination (the “Deemed Annual Bonus”), together with all amounts which Mr. Bilbault would have been entitled to during such period and a continuation of benefits coverage during such period in respect of the elements which are permitted to be continued in terms of the benefit plan then in place. The Corporation has the option to pay the amount equal to the Base Salary on its regular payroll dates or in a lump sum as of the effective date of termination. As a result, upon termination without cause, Mr. Bilbault would be entitled to $133,750 in Base Salary and $43,710 in Deemed Annual Bonus, assuming the termination took place on April 3, 2015.

Termination With Change in Control: In the event of termination of the Bilbault Agreement as a result of a change of control, or during the six months immediately following the change of control, the Corporation, or the purchaser or other third party, as the case may be, must pay to Mr. Bilbault a lump sum equal to six months plus one additional month for every full year of employment (starting from October 4, 2014) of Base Salary and the Deemed Annual Bonus, together with all amounts which Mr. Bilbault would have been entitled to during such period and a continuation of benefits coverage during such period in respect of the elements which are permitted to be continued in terms of any benefit plan then in place. As a result, upon termination with change in control, Mr. Bilbault would be entitled to $133,750 in Base Salary and $43,710 in Deemed Annual Bonus, assuming the termination took place on April 3, 2015.

Non-Disclosure, Non-Solicitation and Non-Competition Agreement: Mr. Bilbault and the Corporation are also parties to a Non-Solicitation and Non-Competition Agreement dated as of October 6, 2014, pursuant to which Mr. Bilbault is prohibited from competing with the Corporation for a period of one year following the termination of the Employment Agreement, from soliciting clients of the Corporation for a period of one year following its termination and from soliciting employees of the Corporation for a period of two years following its termination.

Albert Agro, Chief Medical Officer

Albert Agro and the Corporation entered into an employment agreement dated as of April 8, 2013 (the “Agro Agreement”) which provided that Mr. Agro would act as Chief Medical Officer of the Corporation. The Agro Agreement was revised and updated on September 1, 2014 and again on January 15, 2015.

Base Salary: Under the terms of the Agro Agreement, Mr. Agro is entitled to a base salary (the “Base Salary”) of $260,000 per annum, less statutory withholdings.

Bonus: Mr. Agro is also eligible for a discretionary bonus (the “Annual Bonus”), as determined by the President and Chief Executive Officer and Board, for each year of Mr. Agro’s employment in the amount of 30% of the Base Salary, based on the achievement of agreed corporate objectives. The Annual Bonus may be increased to up to 40% of the Base Salary, as determined by the Board, based on an overachievement of goals. The Annual Bonus is based on criteria approved by the Board, and relayed to Mr. Agro, which criteria shall reflect the annual corporate goals of the Corporation and the individual goals relating to respective areas of oversight. The Annual Bonus accrues and is payable at the discretion of the Board.

Stock Options: Mr. Agro may also be granted options to acquire Common Shares in the capital of the Corporation at the discretion of the Board and pursuant to the terms and conditions of the Stock Option Plan. Mr. Agro was granted 350,000 options on May 20, 2014 and 700,000 options on April 2, 2015.

Termination With Cause: The Corporation is entitled, in its sole discretion, to terminate the employment of Mr. Agro, without notice or payment in lieu of notice, for cause. The Corporation has no obligation to Mr. Agro after the effective date of termination except for payment of any Base Salary accrued to the date of termination and any other amounts which have accrued but not yet been paid in accordance with any benefit plan prior to the date of termination. Mr. Agro is not entitled to receive any bonus in the event of termination with cause.

Termination Without Cause: The Corporation is entitled in its sole discretion to terminate the Agro Agreement at any time upon notice equal to four months plus one additional month for every full year of employment (starting from April 8, 2013) (the “Notice Period”). Upon termination by the Corporation, the Corporation must provide Mr. Agro with written notice or payment in lieu thereof and an amount equal to the average of the Annual Bonus paid to Mr. Agro in each of the three most recent completed financial years (or such fewer number of recent completed financial years if Mr. Agro was employed for less than the three most recent completed financial years), pro-rated to the effective date of termination (the “Deemed Annual Bonus”), together with all amounts which Mr. Agro would have been entitled to during such period and a continuation of benefits coverage during such period in respect of the elements which are permitted to be continued in terms of the benefit plan then in place. The Corporation has the option to pay the amount equal to the Base Salary on its regular payroll dates or in a lump sum as of the effective date of termination. As a result, upon termination without cause, Mr. Agro would be entitled to $130,000 in Base Salary and $50,607 in Deemed Annual Bonus, assuming the termination took place on April 3, 2015.

Termination With Change in Control: In the event of termination of the Agro Agreement as a result of a change of control, or during the six months immediately following the change of control, the Corporation, or the purchaser or other third party, as the case may be, must pay to Mr. Agro a lump sum equal to four months plus one additional month for every full year of employment (starting from April 8, 2013) of Base Salary and the Deemed Annual Bonus, together with all amounts which Mr. Agro would have been entitled to during such period and a continuation of benefits coverage during such period in respect of the elements which are permitted to be continued in terms of any benefit plan then in place. As a result, upon termination with change in control, Mr. Agro would be entitled to $130,000 in Base Salary and $50,607 in Deemed Annual Bonus, assuming the termination took place on April 3, 2015.

Non-Disclosure, Non-Solicitation and Non-Competition Agreement: Mr. Agro and the Corporation are also parties to a Non-Solicitation and Non-Competition Agreement dated as of April 8, 2013, pursuant to which Mr. Agro is prohibited from competing with the Corporation for a period of one year following the termination of the Employment Agreement, from soliciting clients of the Corporation for a period of one year following its termination and from soliciting employees of the Corporation for a period of two years following its termination.

Jordan Dubow, Vice President, Medical Affairs

Jordan Dubow and the Corporation entered into an employment agreement dated as of November 24, 2014 (the “Dubow Agreement”) which provided that Mr. Dubow would act as Vice President, Medical Affairs of the Corporation.

Base Salary: Under the terms of the Dubow Agreement, Mr. Dubow is entitled to a base salary (the “Base Salary”) of USD $200,000 per annum, less statutory withholdings.

Bonus: Mr. Dubow is also eligible for a discretionary bonus (the “Annual Bonus”), as determined by the President and Chief Executive Officer and Board, for each year of Mr. Dubow’s employment in the amount of 30% of the Base Salary, based on the achievement of agreed corporate objectives. The Annual Bonus may be increased to up to 40% of the Base Salary, as determined by the Board, based on an overachievement of goals. The Annual Bonus is based on criteria approved by the Board, and relayed to Mr. Dubow, which criteria shall reflect the annual corporate goals of the Corporation and the individual goals relating to respective areas of oversight. The Annual Bonus accrues and is payable at the discretion of the Board.

Stock Options: Mr. Dubow may also be granted options to acquire Common Shares in the capital of the Corporation at the discretion of the Board and pursuant to the terms and conditions of the Stock Option Plan. Mr. Dubow was granted 250,000 options on December 5, 2014 and 130,000 options on April 2, 2015.

Termination With Cause: The Corporation is entitled, in its sole discretion, to terminate the employment of Mr. Dubow, without notice or payment in lieu of notice, for cause. The Corporation has no obligation to Mr. Dubow after the effective date of termination except for payment of any Base Salary accrued to the date of termination and any other amounts which have accrued but not yet been paid in accordance with any benefit plan prior to the date of termination. Mr. Dubow is not entitled to receive any bonus in the event of termination with cause.

Termination Without Cause: The Corporation is entitled in its sole discretion to terminate the Dubow Agreement at any time upon notice equal to six months plus one additional month for every full year of employment (starting from November 24, 2014) (the “Notice Period”). Upon termination by the Corporation, the Corporation must provide Mr. Dubow with written notice or payment in lieu thereof and an amount equal to the average of the Annual Bonus paid to Mr. Dubow in each of the three most recent completed financial years (or such fewer number of recent completed financial years if Mr. Dubow was employed for less than the three most recent completed financial years), pro-rated to the effective date of termination (the “Deemed Annual Bonus”), together with all amounts which Mr. Dubow would have been entitled to during such period and a continuation of benefits coverage during such period in respect of the elements which are permitted to be continued in terms of the benefit plan then in place. The Corporation has the option to pay the amount equal to the Base Salary on its regular payroll dates or in a lump sum as of the effective date of termination. As a result, upon termination without cause, Mr. Dubow would be entitled to US$100,000 in Base Salary and $6,099 in Deemed Annual Bonus, assuming the termination took place on April 3, 2015.

Termination With Change in Control: In the event of termination of the Dubow Agreement as a result of a change of control, or during the six months immediately following the change of control, the Corporation, or the purchaser or other third party, as the case may be, must pay to Mr. Dubow a lump sum equal to six months plus one additional month for every full year of employment (starting from November 24, 2014) of Base Salary and the Deemed Annual Bonus, together with all amounts which Mr. Dubow would have been entitled to during such period and a continuation of benefits coverage during such period in respect of the elements which are permitted to be continued in terms of any benefit plan then in place. As a result, upon termination with change in control, Mr. Dubow would be entitled to US$100,000 in Base Salary and $6,099 in Deemed Annual Bonus, assuming the termination took place on April 3, 2015.

Non-Disclosure, Non-Solicitation and Non-Competition Agreement: Mr. Dubow and the Corporation are also parties to a Non-Solicitation and Non-Competition Agreement dated as of November 24, 2014, pursuant to which Mr. Dubow is prohibited from competing with the Corporation for a period of one year following the termination of the Employment Agreement, from soliciting clients of the Corporation for a period of one year following its termination and from soliciting employees of the Corporation for a period of two years following its termination.

ARTICLE 5 - NON-EXECUTIVE DIRECTOR COMPENSATION

5.1	General

Compensation of directors in the fiscal period ended December 31, 2014 was based on annual retainer fees (effective July 1, 2013), attendance, and Board and Committee meeting fee rates recommended by the Corporate Governance and Compensation Committee and approved by the Board. All retainer and meeting fees are paid on a quarterly basis. The following information details compensation paid to the directors in the fiscal year ended December 31, 2014.

Effective July 1, 2013, the Corporation introduced annual retainer fees. In particular, the Chair of the Board receives an annual retainer of $40,000 per year, and non-Chair Board members receive a retainer of $20,000 per year. For the Audit Committee, the Chair of the Committee receives an annual retainer of $8,000 per year, and the non-Chair members receive a retainer of $4,000 per year. For the Corporate Governance and Compensation Committee, the Chair of the Committee receives an annual retainer of $6,000 per year, and the non-Chair members receive a retainer of $4,000 per year. In addition, each director is paid attendance fees of $1,500 for each regular Board meeting attended in person and $750 per meeting attended by conference call. For the Committees, each member is paid $1,000 for each Committee meeting attended in person and $500 per Committee meeting attended by conference call.

Effective January 1, 2015, the Corporation updated its annual retainer fees. In particular, the Chair of the Board receives an annual retainer of $60,000 per year, and non-Chair Board members receive a retainer of $30,000 per year. For the Audit Committee, the Chair of the Committee receives an annual retainer of $10,000 per year, and the non-Chair members receive a retainer of $5,000 per year. For the Corporate Governance and Compensation Committee, the Chair of the Committee receives an annual retainer of $8,000 per year, and the non-Chair members receive a retainer of $5,000 per year. In addition, each director is paid attendance fees of $1,500 for each regular Board meeting attended in person and $750 per meeting attended by conference call. For the Committees, each member is paid $1,000 for each Committee meeting attended in person and $500 per Committee meeting attended by conference call.

There are no special arrangements between the Corporation and any director of the Board with respect to fees.

Directors are entitled to participate in the Stock Option Plan, which is designed to give each option holder an interest in preserving and maximizing shareholder value in the longer term. Individual grants are determined on an annual basis by the recommendation of the Corporate Governance and Compensation Committee and approval of the Board. New directors are typically granted 15,000 stock options upon their initial appointment to the Board. In addition, each director is typically granted stock options annually to purchase a minimum of 10,000 shares at fair market value, with the total number of stock options granted each year based on the Corporate Governance and Compensation Committee’s annual assessment of individual director contribution.

Executive officers who also act as directors of the Corporation do not receive any additional compensation for services rendered in their capacity as directors. In addition, director Ilan Oren of Dexcel Pharma does not receive any compensation for services in his capacity as a director.

During the fiscal year ended December 31, 2014, directors were granted the fees, options and bonuses in their capacity as directors of the Corporation as set out in the table in Section 5.2 below.

5.2	Individual Director Compensation

The following table provides information regarding compensation paid to the Corporation’s directors during the fiscal year ended December 31, 2014.

Director	Fees earned ($)	Share- based awards(1) ($)	Option- based awards(2)(6) ($)	Non-equity incentive plan compensation (3) ($)	Pension value (4) ($)	All other compensation ($)	Total Compensation ($)
Anthony Giovinazzo	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Ronald Hosking	$55,000	N/A	$26,240	N/A	N/A	N/A	$81,240
Tomer Gold	$44,000	N/A	$17,220	N/A	N/A	N/A	$61,220
Nan Hutchinson (5)	$39,278	N/A	$10,250	N/A	N/A	N/A	$49,528
Perry Molinoff	$47,500	N/A	$22,960	N/A	N/A	N/A	$70,460
Ilan Oren	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Alan Ryley (6)	$20,000	N/A	$7,107	N/A	N/A	N/A	$27,107
Rochelle Stenzler	$75,500	N/A	$41,820	N/A	N/A	N/A	$117,320

NOTES:

1.	The Corporation does not have any share based awards, including share appreciation rights.
2.	Option-based awards to the Corporation’s directors are solely comprised of stock option grants made under the Stock Option Plan. The value of the options has been calculated using the Black-Scholes-Merton model as at the date of the grant.
3.	There was no non-equity incentive compensation or other compensation paid to the Corporation’s directors in the financial year ended December 31, 2014 that is not shown in this table.
4.	The Corporation does not have a pension plan for its directors.
5.	Ms. Hutchinson was appointed as a director February 11, 2014.
6.	Dr. Ryley passed away on June 20, 2014. Option-based awards presented is net of amounts attributed to unvested options that were forfeited.

5.3	Incentive Plan Awards

Option-based awards were granted to the directors in the fiscal year ended December 31, 2014. The Corporation does not grant any share-based awards to any of its directors, including, but not limited to, share appreciation rights.

The following table provides information regarding the option-based awards for each non-executive director outstanding as of December 31, 2014.

Director	Grant Date	Aggregate Number of Shares Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiry Date	Value of Unexercised In- the-Money Options(1) ($)
Ronald Hosking(3)	March 3, 2010	12,500	$1.00	March 3, 2015 (2)	$1,250
	August 12, 2010	10,000	$1.00	August 12, 2015	$1,000
	March 23, 2012	20,000	$1.00	March 23, 2017	$2,000
	May 1, 2013	70,000	$0.36	May 1, 2018	$51,800
	May 20, 2014	64,000	$0.65	May 20, 2019	$28,800
Tomer Gold(3)	May 20, 2014	42,000	$0.65	May 20, 2019	$18,900
Nan Hutchinson(3)	May 20, 2014	25,000	$0.65	May 20, 2019	$11,250
Perry Molinoff(3)	May 30, 2012	20,000	$1.00	May 30, 2017	$2,000
	May 1, 2013	54,000	$0.36	May 1, 2018	$39,960
	May 20, 2014	56,000	$0.65	May 20, 2019	$25,200
Alan Ryley (4)	August 12, 2010	10,000	$1.00	June 20, 2015	$1,000
	November 10, 2010	5,000	$1.00	June 20, 2015	$500
	March 4, 2011	10,000	$1.00	June 20, 2015	$1,000
	March 23, 2012	20,000	$1.00	June 20, 2015	$2,000
	August 29, 2012	10,000	$1.00	June 20, 2015	$1,000
	May 1, 2013	54,000	$0.36	June 20, 2015	$39,960
	May 20, 2014	17,333	$0.65	June 20, 2015	$7,800
Rochelle Stenzler(3)	August 12, 2010	10,000	$1.00	August 12, 2015	$1,000
	November 10, 2010	5,000	$1.00	November 10, 2015	$500
	March 23, 2012	40,000	$1.00	March 23, 2017	$4,000
	August 29, 2012	10,000	$1.00	August 29, 2017	$1,000
	May 1, 2013	105,000	$0.36	May 1, 2018	$77,700
	May 20, 2014	102,000	$0.65	May 20, 2019	$45,900

NOTES:

1.	The closing market price of the Common Shares on the Exchange on December 31, 2014 was $1.10 per share.
2.	As the expiry date fell during a trading blackout period in effect, the expiry date has been extended to 10 days after the blackout period ends
3.	On April 2, 2015, subsequent to the year ended December 31, 2014, stock options to acquire 3,980,000 Common Shares were granted to directors, members of management and employees. Of the total, 1,020,000 options were granted to Anthony Giovinazzo, 200,000 options were granted to Rochelle Stenzler, 125,000 options were granted to Ronald Hosking, 100,000 options were granted to Perry Molinoff, 85,000 options were granted to each of Tomer Gold and Nan Hutchinson, and 40,000 options were granted to Tamar Howson. The exercise price of these options is $1.36, and the expiry period is 5 years.
4.	Dr. Ryley passed away on June 20, 2014. Options were held by his estate and 126,333 of such options were exercised in the first quarter of 2015.

5.4	Option Based Awards - Value Vested or Earned

The following table presents, for each director, the aggregate value that would have been realized if awards vested during the year ended December 31, 2014 had been exercised on the vesting date.

Name	Option-based awards – Value during the year on vesting ($)	Share-based awards – Value during the year on vesting ($)	Non-equity incentive plan compensation – Value earned during the year ($)
Ronald Hosking	17,720	NIL	NIL
Tomer Gold	9,843	NIL	NIL
Nan Hutchinson	4,916	NIL	NIL
Perry Molinoff	14,974	NIL	NIL
Alan Ryley	3,960	NIL	NIL
Rochelle Stenzler	27,760	NIL	NIL

ARTICLE 6 - SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The Corporation’s Stock Option Plan is a 10% “rolling” plan. The Stock Option Plan was established to provide an incentive to the directors, officers, employees, consultants and other personnel of the Corporation or any of its subsidiaries to achieve the longer-term objectives of the Corporation, to give suitable recognition to the ability and skill of such persons who contribute materially to the success of the Corporation and to attract and retain in the employ of the Corporation, or any of its subsidiaries, persons of experience and ability by providing them with the opportunity to acquire an increased proprietary interest in the Corporation.

The Stock Option Plan is administered by the Board or, if the Board so delegates, a special committee of directors appointed from time to time by the Board. In administering the Stock Option Plan, the Board or a special committee, as the case may be, may select participants to whom options are granted, determine the terms relating to options, including the number of Common Shares subject to option, the exercise price, the expiration date of each option and any vesting limitations.

The Stock Option Plan provides that the Board may from time to time, in its discretion, grant to directors, officers, employees and consultants of the Corporation, or its subsidiaries, non-transferable options to purchase Common Shares provided that the number of Common Shares reserved for issuance under the Stock Option Plan does not exceed 10% of the issued and outstanding Common Shares exercisable for a period of up to 10 years from the date of the grant. Optionees may assign their options to a corporation wholly-owned by the optionee or a registered retirement savings plan or registered income fund established by and where the sole beneficiary is the optionee.

In addition, the number of Common Shares reserved for issuance in any 12 month period to any one person shall not exceed 5% of the issued and outstanding Common Shares and the number of Common Shares reserved for issuance in any 12 month period to any one technical consultant shall not exceed 2% of the issued and outstanding Common Shares.

Under the policies of the Exchange, all unallocated options, rights or other entitlements under the Stock Option Plan must be approved by shareholders every three years after institution. The Stock Option Plan was most recently approved and adopted by the shareholders on May 7, 2014.

The following chart details the number of securities to be issued upon the exercise of outstanding stock options issued under the Stock Option Plan as at December 31, 2014. The Corporation does not have any other equity compensation plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (1)	Weighted – average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by securityholders	5,450,649	$0.76	2,582,795
Equity compensation plans not approved by securityholders	NIL	NIL	NIL
TOTAL	5,450,649	$0.76	2,582,795

NOTE:

1.	Options to acquire 3,581,000 Common Shares were granted to directors, members of management, employees and certain key consultants during the financial year ended December 31, 2014.

ARTICLE 7 - INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

No current or former directors, employees or executive officers of the Corporation or any associate of any such persons were indebted to the Corporation as at December 31, 2014.

None of the current or former directors, employees or executive officers of the Corporation and none of the associates of such persons is or has been indebted to the Corporation or any subsidiary thereof at any time since the beginning of the Corporation’s most recently completed fiscal year. Furthermore, none of such persons were indebted to a third party during such period where their indebtedness was the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation or a subsidiary thereof.

ARTICLE 8 - INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as provided below, no “informed person” (as such term is defined in National Instrument 51-102 - Continuous Disclosure Obligations) or any proposed director of the Corporation or any associate or affiliate of any informed person or proposed director has any material interest, directly or indirectly, in any transaction with the Corporation since the commencement of the Corporation’s most recently completed fiscal year or in any proposed transaction which has materially affected or would materially affect the Corporation.

The Corporation, subject to specified conditions, including approval of the TSX Venture Exchange and the shareholders as required by applicable securities laws, acquired all of the issued and outstanding shares in the capital of Adagio Pharmaceuticals Ltd. on December 22, 2011, Anthony Giovinazzo, the President and Chief Executive Officer and President of the Corporation was also a director, officer and majority shareholder of Adagio.

ARTICLE 9 - AUDITED FINANCIAL STATEMENTS

The financial statements for the fiscal year ended December 31, 2014, together with the auditors’ report thereon will be submitted to the Meeting. Receipt at the Meeting of the auditors’ report and the Corporation’s financial statements for its last completed financial year will not constitute approval or disapproval of any matters referred to therein.

ARTICLE 10 - DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

The Corporation provides insurance for the directors and officers of the Corporation against liability incurred by them in their capacity as directors or officers of the Corporation. The insurance policy provides coverage to a total limit of $5,000,000 for the protection of the personal liability of the directors and officers and includes insurance to reimburse the Corporation for its indemnity of its directors and officers up to a limit of $5,000,000 per loss. Each loss or claim for which the Corporation seeks reimbursement is subject to a $25,000 deductible payable by the Corporation ($25,000 deductible for securities claims). The total annual premium for the directors and officers liability policy is $24,000, which is paid in full by the Corporation.

ARTICLE 11 - TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar of the Corporation is Equity Financial Trust Company, Suite 300, 200 University Avenue, Toronto, Ontario, M5H 4H1.

ARTICLE 12 - INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No person or company who is, or at any time during the fiscal year ended December 31, 2014 was, a director or executive officer of the Corporation, a proposed management nominee for election as a director of the Corporation or an associate or affiliate of any such director, executive officer or proposed nominee, has any material interest, direct or indirect, by way of beneficial ownership or otherwise, in matters to be acted upon at the Meeting other than the election of directors.

ARTICLE 13 - OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

The management knows of no matters to come before the Meeting other than as set forth in this Management Information Circular. HOWEVER, IF OTHER MATTERS WHICH ARE NOT KNOWN TO THE MANAGEMENT SHOULD PROPERLY COME BEFORE THE MEETING, THE ENCLOSED FORM OF PROXY WILL BE USED TO VOTE ON SUCH MATTERS IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSONS VOTING THE PROXY.

ARTICLE 14 - ADDITIONAL INFORMATION

Additional information relating to the Corporation may be found on SEDAR at www.sedar.com. In addition, the holders of Common Shares may contact the Corporation at 828 Richmond Street West,

Toronto, Ontario, M6J 1C9 in order to obtain, without charge, copies of financial statements and MD&A of the Corporation for the fiscal year ending December 31, 2014.

ARTICLE 15 - APPROVAL OF BOARD

Except where otherwise indicated, information contained herein is given as of April 3, 2015.

The undersigned hereby certifies that the contents and the sending of this Management Information Circular have been approved by the directors of the Corporation.

The foregoing constitutes full, true and plain disclosure of all material facts relating to the particular matters to be acted upon by the shareholders of Cynapsus Therapeutics Inc.

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it is made.

DATED as of the 3rd day of April, 2015.

“Anthony Giovinazzo”
Anthony Giovinazzo
President and Chief Executive Officer
Cynapsus Therapeutics Inc.

SCHEDULE “A”

SHARE CONSOLIDATION RESOLUTION

BE IT RESOLVED as a special resolution of the shareholders of the Corporation that:

(1)	the articles of the Corporation be amended to consolidate the issued and outstanding common shares of the Corporation (“Common Shares”), on the basis of a consolidation ratio to be selected by the Corporation’s board of directors, in its sole discretion, provided that (a) the ratio may be no smaller than one post-consolidation share for every five pre-consolidation shares and no larger than one post-consolidation share for every 25 pre-consolidation shares, and (b) the number of pre-consolidation shares in the ratio must be a whole number of Common Shares;

(2)	no fractional Common Shares shall be issued in connection with the consolidation and, in the event that a shareholder would otherwise be entitled to receive a fractional share upon consolidation, such shareholder shall have such fractional share cancelled;

(3)	the effective date of such consolidation shall be the date shown in the certificate of amendment issued by the Director appointed under the Canada Business Corporations Act (the “CBCA”) or such other date indicated in the articles of amendment;

(4)	any one director or officer of the Corporation is hereby authorized to execute and deliver, for and on behalf of the Corporation, all such documents and to do all such other acts and things as may be considered necessary or desirable to give effect to this resolution including, without limitation, the delivery of articles of amendment in the prescribed form to the Director appointed under the CBCA; and

(5)	notwithstanding the foregoing, the directors of the Corporation are hereby authorized, without further approval of the shareholders of the Corporation, to revoke this special resolution at any time prior to the endorsement by the Director appointed under the CBCA of a certificate of amendment.

SCHEDULE “B”

CYNAPSUS THERAPEUTICS INC.

AUDIT COMMITTEE CHARTER

ARTICLE 1 - ROLE AND OBJECTIVES

1.1	Role

The Audit Committee (the “Committee”) is a committee of the Board of Directors (the “Board”) of the Corporation established for the purpose of overseeing the accounting and financial reporting process of the Corporation and external audits of the financial statement of the Corporation.

1.2	Objectives

The Committee will assist the Board in fulfilling its oversight responsibilities for:

(a)	the financial reporting process;

(b)	the system of internal control over financial reporting;

(c)	the audit process;

(d)	compliance with legal and regulatory requirements; and

(e)	the processes for identifying, evaluating and managing the Corporation’s principal risks impacting financial reporting.

ARTICLE 2 - DUTIES, POWERS AND RESPONSIBILITIES

2.1	Duties, Powers, and Responsibilities

The Audit Committee is hereby delegated the duties and powers specified in section 158 of the Business Corporations Act (Ontario) and, without limiting these duties and powers, the Audit Committee shall:

(a)	Financial Reporting

(i)	Review and recommend for approval to the Board the annual financial statements, accounting policies that affect the statements, annual MD&A and associated press release.

(ii)	Review the annual report (if applicable) for consistency with the financial disclosure referenced in the annual financial statements.

(iii)	Be satisfied as to the adequacy of procedures in place for the review of the Corporation’s public disclosure of financial information extracted or derived from annual or quarterly financial statements and periodically assess the adequacy of such procedures.

(iv)	Review and approve quarterly financial statements, accounting policies that affect the statements, the quarterly MD&A, and the associated press release.

(v)	Review significant issues affecting financial reports.

(vi)	Review emerging GAAP developments that could affect the Corporation.

(vii)	Understand how management develops interim financial information and the nature and extent of external audit involvement.

(viii)	In review of the annual and quarterly financial statements, discuss the quality of the Corporation’s accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

(ix)	Review and approve any earnings guidance to be provided by the Corporation.

(b)	Internal and Disclosure Controls

(i)	Consider the effectiveness of the Corporation’s internal controls over financial reporting and related information technology security and control.

(ii)	Review and approve corporate signing authorities and modifications thereto.

(iii)	Review with the auditors any issues or concerns related to any internal control systems in the process of the audit.

(iv)	Review the plan and scope of the annual audit with respect to planned reliance and testing of controls and major points contained in the auditor’s management letter resulting from control evaluation and testing.

(v)	Establish and maintain complaint procedures regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Such procedures are appended hereto as Appendix A.

(vi)	Review with management, external auditors and legal counsel any material litigation claims or other contingencies, including tax assessments, and adequacy of financial provisions, that could materially affect financial reporting.

(vii)	Review with the Chief Executive Officer and the Chief Financial Officer the Corporation’s disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

(viii)	Discuss with the Chief Executive Officer and the Chief Financial Officer all elements of certification required pursuant to National Policy 52-109.

(ix)	Approve all material related party transactions in advance.

(c)	External Audit

(i)	Oversee the work of the external auditor engaged for the purpose of preparing or issuing an auditor’s report or performing such other audit, review or attest services for the Corporation, including the resolution of disagreements between management and the external auditor regarding financial reporting.

(ii)	Review and approve the audit plans, scope and proposed audit fees.

(iii)	Annually review the independence of the external auditors by receiving a report from the independent auditor detailing all relationships between them and the Corporation.

(iv)	Discuss with the auditors the results of the audit, any changes in accounting policies or practices and their impact on the financials, as well as any items that might significantly impact financial results.

(v)	Receive a report from the auditors on critical accounting policies and practices to be used, all alternative treatments of financial information within GAAP that have been discussed with management, including the ramifications of the use of such alternative treatments, and the treatment preferred by the auditor.

(vi)	Receive an annual report from the auditors describing the audit firm’s internal quality-control procedures, and material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more audits carried out by the firm, and any steps taken to deal with any such issues.

(vii)	Ensure regular rotation of the lead partner and reviewing partner.

(viii)	Evaluate the performance of the external auditor and the lead partner annually.

(ix)	Recommend to the Board (A) the external auditor to be nominated for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Corporation, and (B) the compensation of the external auditor.

(x)	Separately meet with the auditors, apart from management, at least once a year.

(d)	Non-Audit Services

(i)	Pre-approve all non-audit services to be provided to the Corporation or its subsidiary entities by the external auditor. Pre-approval may be granted by any one member of the Audit Committee.

(e)	Risk Management

(i)	Review and monitor the processes in place to identify and manage the principal risks that could impact the financial reporting of the Corporation.

(ii)	Ensure that Directors and Officers insurance is in place.

(iii)	Review and approve corporate investment policies.

(iv)	Assess, as part of its internal controls responsibility, the effectiveness of the over-all process for identifying principal business risks and report thereon to the Board.

(f)	Other Responsibilities and Matters

(i)	Report through its Chair to the Board following meetings of the Audit Committee.

(ii)	Review annually the adequacy of the Charter and confirm that all responsibilities have been carried out.

(iii)	Evaluate the Audit Committee’s and individual member’s performance on a regular basis and report annually to the Board the result of its annual self-assessment.

(iv)	Prepare annually a report for inclusion in the proxy statement.

(v)	Review and approve the Corporation’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of the Corporation.

(vi)	Discuss the Corporation’s compliance with tax and financial reporting laws and regulation, if and when issues arise.

2.2	Authority

The Audit Committee has the authority to engage independent counsel and other advisors as it determines necessary to carry out its duties and to set and pay the compensation for any advisors employed by the Audit Committee at the cost of the Corporation without obtaining Board approval, based on its sole judgement and discretion. The Audit Committee has the authority to communicate directly with the internal and external auditors of the Corporation.

ARTICLE 3 - COMPOSITION

3.1	Composition

The Committee shall comprise at least three directors, none of whom shall be an officer or employee of the Corporation or any of its subsidiaries or any affiliate thereof. Each Committee member shall satisfy the independence, financial literacy and experience requirements of applicable securities laws, rules or guidelines, any applicable stock exchange requirements or guidelines and any other applicable regulatory rules. In particular, each member of the Committee shall have no direct or indirect material relationship with the Corporation or any affiliate thereof, which could reasonably interfere with the exercise of the member’s independent judgment. Determinations as to whether a particular director satisfies the requirements for membership on the Committee shall be made by the full Board.

3.2	Appointment

Members of the Committee shall be appointed by the Board. Each member shall serve until his successor is appointed, unless he/she shall resign or be removed by the Board or he/she shall otherwise cease to be a director of the Corporation. The Board shall fill any vacancy if the membership of the Committee is less than two directors.

3.3	Chair

The Chair of the Committee may be designated by the Board or, if it does not do so, the members of the Committee may elect a Chair by vote of a majority of the full Committee membership. The Committee Chair shall satisfy the independence, financial literacy and experience requirements (as described above).

3.4	Access

The Committee shall have access to such officers and employees of the Corporation and all subsidiaries and to such information respecting the Corporation and the subsidiaries, as it considers to be necessary or advisable in order to perform its duties and responsibilities.

ARTICLE 4 - MEETINGS

4.1	Time and Location

The Committee shall meet at least quarterly at such times and at such locations as the Chair of the Committee shall determine. Any member of the Committee may also request a meeting of the Committee.

4.2	Quorum

The quorum for meetings shall be a majority of the members of the Committee, present in person or by telephone or by other telecommunication device that permits all persons participating in the meeting to hear each other.

4.3	Agenda

The Chair shall, in consultation with management, establish the agenda for the meetings and instruct management to ensure that properly prepared agenda materials are circulated to the Committee with sufficient time for study prior to the meeting.

4.4	Majority Vote

At all meetings of the Committee, every question shall be decided by a majority of the votes cast. In case of an equality of votes, the matter will be referred to the Board for decision.

4.5	Management

The Chief Financial Officer shall attend meetings of the Committee, unless otherwise excused from all or part of any such meetings by the Committee Chair. The Chair of the Committee shall hold in camera sessions of the Committee, without management present, at every meeting.

4.6	Minutes

A member of the Committee or the Secretary of the Corporation shall be appointed at each meeting to act as secretary for the purpose of recording the minutes of each meeting.

4.7	Summary of Meetings

The Committee shall provide the Board with a summary of all meetings together with a copy of the minutes from such meetings. Where minutes have not yet been prepared, the Chair shall provide the Board with oral reports on the activities of the Committee. All information reviewed and discussed by the Committee at any meeting shall be retained and made available for examination by the Board upon request of the Chair.

4.8	External Auditor

The Committee shall meet periodically with the Corporation’s external auditor (in connection with the preparation of the annual financial statements and otherwise as the Committee may determine), part or all of each such meeting to be in the absence of management.

Appendix A

Cynapsus Therapeutics Inc.

Audit Committee Charter

Procedures for the Submission of Complaints or Concerns Regarding Accounting, Internal Accounting Controls or Auditing Matters

1.	The Corporation shall forward to the Committee of the Board any complaints that it has received regarding accounting, internal accounting controls, or auditing matters.

2.	Any employee of the Corporation may submit, on a confidential, anonymous basis if the employee so desires, any concerns by sending such concerns in writing and forwarding them in a sealed envelope to:

Chair of the Audit Committee

c/o Andrew Williams, Corporate Secretary

Cynapsus Therapeutics Inc.

828 Richmond Street West

Toronto, Ontario M6J 1C9

The envelope is to be clearly marked, “To be opened by the Audit Committee only”.

Any such envelopes received by the Corporate Secretary shall be forwarded promptly to the Chair of the Committee and appropriate confidentiality will be maintained.

3.	Contact information including a phone number and e-mail address shall be published for the Chair of the Committee on the Corporation’s website for those people wishing to contact the Chair directly.

4.	At each of its meetings following the receipt of any information pursuant to this Appendix, the Committee shall review and consider any such complaints or concerns and take any action that it deems appropriate in the circumstances.

5.	The Committee shall retain any such complaints or concerns along with the material gathered to support its actions for a period of no less than seven years. Such records will be held on behalf of the Committee by the Committee Secretary.

6.	Appendix A shall appear on the Corporation’s website as part of this Charter.

SCHEDULE “C”

CYNAPSUS THERAPEUTICS INC.

CHANGE OF AUDITOR REPORTING PACKAGE

NOTICE OF CHANGE OF AUDITOR

September 18, 2014

To:	McGovern, Hurley, Cunningham, LLP

And To:	Ernst & Young LLP

And To:	Ontario Securities Commission
Alberta Securities Commission
British Columbia Securities Commission
TSX Venture Exchange

RE:	Notice of Change of Auditor (“Notice”) – Cynapsus Therapeutics Inc. (the “Corporation”)

This Notice is made pursuant to Section 4.11 of National Instrument 51-102 – Continuous Disclosure Obligations (“NI 51-102”).

1.	On August 12, 2014, it was determined, pursuant to a resolution of the board of directors (the “Board”) of the Corporation, on the recommendation of the audit committee (the “Audit Committee”), to commence the process of changing the Corporation’s auditor from McGovern, Hurley, Cunningham, LLP to Ernst & Young LLP. Effective September 18, 2014, at the request of the Corporation, McGovern, Hurley, Cunningham, LLP formally resigned as auditor, and on September 19, 2014, Ernst & Young LLP will be formally appointed to fill the resulting vacancy and to hold office until the next annual meeting of shareholders of the Corporation, at which time Ernst & Young LLP will be proposed for appointment as auditor of the Corporation.

2.	The determination was considered and approved by each of the Board and the Audit Committee, and constitutes a “termination” of McGovern, Hurley, Cunningham, LLP and “appointment” of Ernst & Young LLP for the purposes of NI 51-102.

3.	The reports of McGovern, Hurley, Cunningham, LLP on the financial statements of the Corporation for the two most recently completed fiscal years, being the years ended December 31, 2012 and 2013, did not express a modified opinion.

4.	There have been no reportable events (as defined in Section 4.11 of NI 51-102).

DATED this 18th day of September, 2014.

CYNAPSUS THERAPEUTICS INC.
By:
Name:	Andrew Williams
Title:	Chief Operating Officer and Chief Financing Officer

September 18, 2014

Ontario Securities Commission

Alberta Securities Commission

British Columbia Securities Commission

TSX Venture Exchange

Dear Sirs/Mesdames:

Re:	Cynapsus Therapeutics Inc.

Notice of Change of Auditor September 18, 2014 (the “Notice”)

Pursuant to National Instrument 51-102 (Part 4.11), we have read the above-noted Change of Auditor Notice and confirm our agreement with the information contained in the Notice, except that we have no basis to agree or disagree with item 4 included in the Notice.

Yours sincerely,

Chartered Professional Accountants

Licensed Public Accountants

September 18, 2014

British Columbia Securities Commission

Alberta Securities Commission

Ontario Securities Commission

TSX Venture Exchange

Dear Sirs/Mesdames:

Re:	Cynapsus Therapeutics Inc.

We have reviewed the information contained in the Notice of Change of Auditor of Cynapsus Therapeutics Inc. dated September 18, 2014 (the “Notice”), which we understand will be filed pursuant to Section 4.11 of National Instrument 51-102 – Continuous Disclosure Obligations. Based on our knowledge as of the date hereof, we agree with the statements contained in the Notice.

Yours very truly,

McGOVERN, HURLEY, CUNNINGHAM, LLP

Chartered Accountants

Licensed Public Accountants